Exhibit 10.1

Execution Version

CREDIT AGREEMENT
Dated as of February 28, 2014

among
SUNEDISON, INC.,
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
GOLDMAN SACHS BANK USA,
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Syndication Agents
GOLDMAN SACHS BANK USA,
DEUTSCHE BANK SECURITIES INC.
WELLS FARGO SECURITIES, LLC, and
MACQUARIE CAPITAL (USA) INC.
as Joint Bookrunners
and
The Lenders Party Hereto
------------------------------------------------
THE ROYAL BANK OF SCOTLAND PLC, and
CITICORP NORTH AMERICA INC.,
as Co-Documentation Agents

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	2

1.01 - Defined Terms	2
1.02 - Other Interpretive Provisions	38
1.03 - Accounting Terms	39
1.04 - Rounding	39
1.05 - Exchange Rates; Currency Equivalents	39
1.06 - Additional Alternative Currencies	40
1.07 - Change of Currency	40
1.08 - Times of Day	41
1.09 - Letter of Credit Amounts	41

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	41

2.01 - Committed Loans	41
2.02 - [Reserved]	41
2.03 - Letters of Credit and Bankers’ Acceptances	41
2.04 - [Reserved].	51
2.05 - Prepayments	51
2.06 - Termination or Reduction of Commitments	54
2.07 - Repayment of Loans	55
2.08 - Interest	55
2.09 - Fees	55
2.10 - Computation of Interest and Fees	56
2.11 - Evidence of Debt	56
2.12 - Payments Generally; Administrative Agent’s Clawback	57
2.13 - Sharing of Payments by Lenders	58
2.14 - Extensions of Loans	59
2.15 - Cash Collateral	62
2.16 - Defaulting Lenders	63
2.17 - Increase in Commitments	65

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	67

3.01 - Taxes	67
3.02 - [Reserved]	72
3.03 - [Reserved]	72
3.04 - Increased Costs	72
3.05 - Compensation for Losses	73
3.06 - Mitigation Obligations; Replacement of Lenders	74
3.07 - Survival	74

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TABLE OF CONTENTS (continued)
Section                                 Page

ARTICLE IV CONDITIONS PRECEDENT TO CLOSING AND CREDIT EXTENSIONS	74

4.01 - Conditions Precedent to the Closing Date	74
4.02 - Conditions to all Credit Extensions	79

ARTICLE V REPRESENTATIONS AND WARRANTIES	79

5.01 - Existence, Qualification and Power	80
5.02 - Authorization; No Contravention	80
5.03 - Governmental Authorization; Other Consents	80
5.04 - Binding Effect	80
5.05 - Financial Statements; No Material Adverse Effect	80
5.06 - Litigation	81
5.07 - No Default	81
5.08 - Ownership of Property; Liens	81
5.09 - Environmental Compliance	82
5.10 - Insurance	82
5.11 - Taxes	83
5.12 - ERISA Compliance	83
5.13 - Subsidiaries; Equity Interests	83
5.14 - Margin Regulations; Investment Company Act	84
5.15 - Disclosure	84
5.16 - Compliance with Laws	84
5.17 - Taxpayer Identification Number	85
5.18 - Intellectual Property; Licenses, Etc.	85
5.19 - Solvency	85
5.20 - Security Documents	85
5.21 - PATRIOT Act	85

ARTICLE VI AFFIRMATIVE COVENANTS	86

6.01 - Financial Statements 86	86
6.02 - Certificates; Other Information	87
6.03 - Notices	89
6.04 - Payment of Obligations	90
6.05 - Preservation of Existence, Etc.	90
6.06 - Maintenance of Properties	90
6.07 - Maintenance of Insurance	91
6.08 - Compliance with Laws	91
6.09 - Compliance with Environmental Laws	91
6.10 - Books and Records	92
6.11 - Inspection Rights	92
6.12 - Use of Credit Facility	92
6.13 - Additional Subsidiary Guarantors and Grantors	92
6.14 - Additional Collateral	94
6.15 - Material Contracts	95

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TABLE OF CONTENTS (continued)
Section                                 Page

6.16 - Further Assurances	95
6.17 - Post-Closing Matters	96
6.18 - Lenders Meetings	96
6.19 - Designation of SSL TopCo and its subsidiaries as Subsidiaries	96

ARTICLE VII NEGATIVE COVENANTS	97

7.01 - Liens	97
7.02 - Investments	99
7.03 - Indebtedness	102
7.04 - Fundamental Changes	106
7.05 - Dispositions	107
7.06 - Restricted Payments	109
7.07 - Change in Nature of Business	110
7.08 - Transactions with Affiliates	110
7.09 - Burdensome Agreements	111
7.10 - Use of Proceeds	111
7.11 - Financial Covenants	111
7.12 - Amendments to Organization Documents; Borrower/SSL TopCo Agreement and Borrower/YieldCo Agreement	112
7.13 - Accounting Changes	112
7.14 - Prepayments of Indebtedness	112
7.15 - Amendment of Indebtedness	113
7.16 - Pasadena Real Estate and Sherman Real Estate	113
7.17 - SSL Topco IPO and YieldCo IPO	114

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	114

8.01 - Events of Default	114
8.02 - Remedies Upon Event of Default	117
8.03 - Application of Funds	118

ARTICLE IX ADMINISTRATIVE AGENT	119

9.01 - Appointment and Authority	119
9.02 - Rights as a Lender	119
9.03 - Exculpatory Provisions	119
9.04 - Reliance by Administrative Agent	120
9.05 - Delegation of Duties	121
9.06 - Resignation of Administrative Agent	121
9.07 - Non-Reliance on Administrative Agent and Other Lenders	122
9.08 - No Other Duties, Etc.	123
9.09 - Administrative Agent May File Proofs of Claim	123
9.10 - Collateral and Guaranty Matters	124
9.11 - Withholding Taxes	126

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TABLE OF CONTENTS (continued)
Section                                 Page

ARTICLE X MISCELLANEOUS	126

10.01 - Amendments, Etc.	126
10.02 - Notices; Effectiveness; Electronic Communication	128
10.03 - No Waiver; Cumulative Remedies; Enforcement	130
10.04 - Expenses; Indemnity; Damage Waiver	131
10.05 - Payments Set Aside	133
10.06 - Successors and Assigns	133
10.07 - Treatment of Certain Information; Confidentiality	137
10.08 - Right of Setoff	138
10.09 - Interest Rate Limitation	139
10.10 - Counterparts; Integration; Effectiveness	139
10.11 - Survival of Representations and Warranties	139
10.12 - Severability	139
10.13 - Replacement of Lenders	140
10.14 - Governing Law; Jurisdiction; Etc.	140
10.15 - Waiver of Jury Trial	142
10.16 - No Advisory or Fiduciary Responsibility	142
10.17 - Electronic Execution of Assignments and Certain Other Documents	142
10.18 - USA PATRIOT Act	143
10.19 - Judgment Currency	143
SIGNATURES S-1

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SCHEDULES
1.01(a)(1) Existing Letters of Credit (BofA)
1.01(a)(2) Existing Letters of Credit (DB) (Cash Collateralized)
1.01(a)(3) Existing Letters of Credit (DB) (Roll-Over)
1.01(b)    Mortgaged Real Property
1.01(c) Closing Date Unrestricted Subsidiaries
1.01(d) Closing Date Non-Recourse Subsidiaries
1.01(e) Closing Date Material Subsidiaries
1.01(f) Closing Date SSL TopCo subsidiaries
2.01    Commitments and Applicable Percentages
5.13    Subsidiaries; Material Equity Investments
6.17    Post-Closing Obligations
7.01    Existing Liens
7.02    Existing Investments
7.03    Existing Indebtedness
10.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    [Reserved]
B    [Reserved]
C    Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Pledge and Security Agreement
G    Guaranty Agreement
H    Intercompany Note
I    Perfection Certificate
J    Notice of Specified Related Credit Arrangement

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CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of February 28, 2014, among SUNEDISON, INC. (f/k/a MEMC ELECTRONIC MATERIALS, INC.), a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, GOLDMAN SACHS BANK USA, as Joint Lead Arranger (in such capacity, together with DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger, “Arrangers”) and Joint Syndication Agents (in such capacity, “Syndication Agents”), and GOLDMAN SACHS BANK USA and MACQUARIE CAPITAL (USA) INC., as Joint Bookrunners (in such capacity, together with DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner, and WELLS FARGO SECURITIES, LLC, as Joint Bookrunner, “Bookrunners”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
WHEREAS, Lenders and L/C Issuers have agreed to extend a credit facility to the Borrower consisting of up to $265,000,000 aggregate principal amount of Commitments which will be used for issuance of letters of credit and to refinance all of the indebtedness outstanding under that certain Credit Agreement, dated as of December 20, 2013, among the Borrower, Deutsche Bank AG New York Branch, as administrative agent and letter of credit issuer, and the lenders from time to time party thereto (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets, including, to the extent required by the Loan Documents, a pledge of all the Equity Interests of each of its Domestic Subsidiaries and sixty-five percent (65%) of the Equity Interests of each of its First-Tier Foreign Subsidiaries; and
WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets, including, to the extent required by the Loan Documents, a pledge of all the Equity Interests of each of their respective Domestic Subsidiaries and sixty-five percent (65%) of the Equity Interests of each of their respective First-Tier Foreign Subsidiaries.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptance Credit” means a commercial Letter of Credit in which the applicable L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft.

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“Acceptance Documents” means such general acceptance agreements, applications, certificates and other documents as the applicable L/C Issuer may require in connection with the creation of Bankers’ Acceptances.
“Acquisition Consideration” means, with respect to any purchase or acquisition described in Section 7.02(g), the aggregate amount of all cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith).
“Additional L/C Issuer” means any financial institution that is a Lender and is selected by the Borrower to issue one or more Letters of Credit hereunder, provided that such financial institution consents to becoming an Additional L/C Issuer and provided further that such financial institution shall become a party to this Agreement in the capacity as an L/C Issuer by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and signed by the Borrower, the Additional L/C Issuer and the Administrative Agent.
“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means each of (i) the Administrative Agent, (ii) each Syndication Agent, (iii) each Bookrunner, (v) each Arranger and (vi) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.
“Aggregate Commitments” means the Commitments of all the Lenders. The initial amount of the Aggregate Commitments in effect on the Closing Date is $265,000,000.
“Agreement” means this Credit Agreement.
“Alternative Currency” means each of Euro, Yen, Canadian Dollars, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

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“Alternative Fuel Energy System” means a Solar Energy System and/or an energy generating installation utilizing wind power or an alternative fuel source other than solar energy.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C-BA Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum:

For any Letters of Credit-BA Fees:	For any US Base Rate Loans:
3.75%	2.75%

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Bank” has the meaning specified in the definition of Cash Equivalents.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Goldman Sachs Bank USA and Deutsche Bank Securities Inc. in their respective capacities as joint lead arrangers.
“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrower's or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower's Subsidiaries, other than (x) Dispositions in the form of Restricted Payments permitted under Section 7.06 or Investments permitted under Section 7.02 and (y) sales or other Dispositions of Excluded Assets; provided that any Disposition of Excluded Assets described in clauses (i), (ii), (iii), (iv) and (vii) of the defined term “Excluded Assets” shall not be deemed to be an Asset Sale solely to the extent such Disposition is in the ordinary course of business.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C-BA Credit Extensions pursuant to Section 8.02.
“Bankers’ Acceptance” or “BA” means a time draft, drawn by the Borrower or the beneficiary under an Acceptance Credit and accepted by the applicable L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.03 hereof, in the standard form for bankers’ acceptances of such L/C Issuer.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower/SSL TopCo Agreements” means, collectively, each of the following agreements, each by and between Borrower and SSL TopCo, and each in form and substance reasonably satisfactory to the Administrative Agent: (i) the Separation Agreement, (ii) the Polysilicon Supply Agreement, (iii) the CCZ and Diamond Coated Wire Licensing Agreement, (iv) the Patent and Technology Cross-License Agreement, (v) the Technology Joint Development Agreement, (vi) the Transition Services Agreement, and (vii) the Tax Matters Agreement.
“Borrower/YieldCo Agreements” means, collectively, each support service agreement, supply agreement, license agreement, tax matters agreement and any other agreement, document or instrument entered into by the Borrower and YieldCo, each of which shall be in the form and substance reasonably satisfactory to the Administrative Agent.
“Borrower Materials” has the meaning specified in Section 6.02.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or at such other place where the L/C Issuer is obligated to be present at or otherwise act under this Agreement or any other Loan Document.
“Canadian Dollar” and “CDN$” mean the lawful currency of Canada.
“Capital Expenditures” means expenditures made in respect of the purchase or other acquisition of any fixed or capital asset, but shall expressly exclude normal replacements and maintenance which are properly charged to current operations.
“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

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“Cash Collateral” means any cash or deposit account balances provided as cash collateral as, and for the purposes, set forth in the definition of “Cash Collateralize”.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as applicable, as collateral for the L/C-BA Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) Dollar-denominated certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition and issued either (i) by a Lender or (ii) by a commercial bank both (A) having combined capital and surplus of not less than $500,000,000 and (B) that has a short-term credit rating of at least A-1 by S&P or P-1 by Moody’s (any Person meeting the criteria of this clause (ii) an “Approved Bank”); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or any Affiliate thereof or of any Approved Bank, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition and backed by standby letters of credit issued by any Lender or any Approved Bank; (g) shares of money market mutual or similar funds which invest substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000; (h) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank; or (i) investments in industrial development revenue bonds which (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest which is issued by a Lender or an Approved Bank.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:
(I) an event or series of events by which:

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(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(c)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a Controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or
(II) an occurrence of a “Fundamental Change” under and as defined in the 2018 Convertible Senior Notes Indenture or a “Fundamental Change” under and as defined in the 2021 Convertible Senior Notes Indenture.
“Class” has the meaning specified in Section 2.14(b).
“Closing Date” means February 28, 2014.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Security Document as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C-BA Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

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“Commitment Fee” has the meaning specified in Section 2.09(a).
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated EBITDA” means, for any period of measurement thereof, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period plus, without duplication:
(1)    provision for taxes based on income or profits of the Borrower and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)    the following, for such period, to the extent deducted in computing such Consolidated Net Income:
(a)    the consolidated interest expense of the Borrower and its Subsidiaries for such period (other than interest expense with respect to Non-Recourse Project Indebtedness), whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to Attributable Indebtedness (other than Attributable Indebtedness of any capital lease that constitutes Non-Recourse Project Indebtedness), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Related Swap Contracts in respect of interest rates; plus
(b)    the consolidated interest expense of the Borrower and its Subsidiaries (other than interest expense with respect to Non-Recourse Project Indebtedness) that was capitalized during such period; plus
(c)    any interest on Indebtedness of another Person that is guaranteed by the Borrower or its Subsidiaries or secured by a Lien on assets of the Borrower or its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(d)    the product of (i) all dividends, whether paid or accrued and whether or not in Cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Equity Interests) or to the Borrower or a Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus
(3)     any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of the Borrower and its Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

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(4)    the amount of any restructuring charge or expense and unusual or non-recurring charges or expenses, to the extent that such charges or expenses were deducted in computing such Consolidated Net Income; plus
(5)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the Borrower and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus
(6)    any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of the Borrower and its Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus
(7)    non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; and provided that, notwithstanding anything to the contrary contained herein, the Consolidated EBITDA for any period of measurement thereof shall (x) include the appropriate financial items for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such period prior to the date of such acquisition, and (y) exclude the appropriate financial items for any Person or business unit that has been Disposed of by the Borrower or any of its Subsidiaries, for the portion of such period prior to the date of Disposition.
Notwithstanding any of the foregoing to the contrary, for purposes of calculating Consolidated Leverage Ratio for the four-fiscal quarter period ending on:
(i) December 31, 2014, Consolidated EBITDA shall be equal to Consolidated EBITDA for the fiscal quarter ending on December 31, 2014 multiplied by 4;
(ii) March 31, 2015, Consolidated EBITDA shall be equal the sum of (x) Consolidated EBITDA for the fiscal quarter ending on December 31, 2014 multiplied by 3 plus (y) Consolidated EBITDA for the fiscal quarter ending on March 31, 2015; and
(iii) June 30, 2015, Consolidated EBITDA shall be equal the sum of (x) Consolidated EBITDA for the fiscal quarter ending on December 31, 2014 multiplied by 2 plus (y) Consolidated EBITDA for the fiscal quarter ending on March 31, 2015 plus (z) Consolidated EBITDA for the fiscal quarter ending on June 30, 2015.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all issued and undrawn letters of credit (including standby and commercial), bankers’ acceptances (including all BAs hereunder), bank guaranties, surety bonds and similar instruments, but excluding obligations arising under Performance Letters of Credit other than obligations in respect of drawings thereunder, (d) Attributable Indebtedness in respect of capital leases, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation,

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limited liability company or other comparable limited liability entity) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made or as a matter of law is non-recourse to the Borrower or such Subsidiary; provided that Consolidated Funded Indebtedness shall not include (i) Non-Recourse Project Indebtedness (including capital leases that constitute Non-Recourse Project Indebtedness) and (ii) Indebtedness permitted by Section 7.03(l).
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries, the aggregate of the net income (loss) of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
(1)    all extraordinary gains and losses and all gains and losses realized in connection with any Disposition made pursuant to Section 7.04 or Section 7.05(g) or the Disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;
(2)    the net income (or loss) of any Person (other than any Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has a joint or minority interest and of any Person that is an Unrestricted Subsidiary will be excluded, except to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries during such period;
(3)    the net income (or loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equity holders;
(4)    the cumulative effect of a change in accounting principles will be excluded;
(5)    non-cash charges and expenses associated with equity-based compensation plans will be excluded; and
(6)    non-cash gains and losses attributable to movement in the mark-to-market valuation of Related Swap Contracts pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.
For purposes of calculating Consolidated Net Income, (a) all direct sales transactions involving Solar Energy Systems and related assets will be accounted for at the time of sale pursuant to Staff Accounting Bulletin No. 104 and without giving effect to any reserves required under real estate accounting; (b) all sale and leaseback transactions involving Solar Energy Systems and related assets will be accounted for as sales transactions and without giving effect to any reserves required under real estate accounting, in the case of each of clauses (a) and (b), with the result that all deferred revenue and margin from such direct sales and sale and leaseback transactions will be recognized on the date of sale rather than over time; and (c) if any revenue and margin that was recognized on the date of sale rather than over time as a result of the application of clauses (a) or (b) above would not, if such clauses did not apply, be recognized in accordance with GAAP in the applicable future period in which such revenue and margin would otherwise be recognized in accordance with GAAP, then such revenue and margin will be deducted from Consolidated Net Income in such applicable future period.

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“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the Code.
“Controlled Person” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity 50% or less but more than 30% of the ownership interests of which is at the time beneficially owned, directly or indirectly through one or more intermediaries, by such Person, and the management of which is Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Controlled Person” or to “Controlled Persons” shall refer to a Controlled Person or Controlled Persons of the Borrower.
“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert all or a portion of such Indebtedness into common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Borrower).
“Convertible Senior Notes” means, collectively, the 2018 Convertible Senior Notes and the 2021 Convertible Senior Notes, or any of them.
“Credit Extension” means each of the following: (a) a Committed Borrowing and (b) an L/C-BA Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit–BA Fees, an interest rate equal to (i) the US Base Rate plus (ii) the Applicable Rate applicable to US Base Rate Loans plus (iii) 2% per annum, and (b) when used with respect to Letter of Credit–BA Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Committed Loans within two Business Days of the date such Committed Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation

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in L/C-BA Obligations) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a written public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Committed Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, the issuance of Indebtedness or Equity Interests in the Borrower by the Borrower shall not constitute a Disposition.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the latest to occur of (x) the date on which the 2021 Convertible Senior Notes mature or, if earlier, the date on which no 2021 Convertible Senior Note is outstanding, (y) the date on which the 2018 Convertible Senior Notes mature or, if earlier, the date on which no 2018 Convertible Senior Note is outstanding, and (z) the Latest Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders of the Equity Interest have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 7.06 hereof. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

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“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to or imposing liability or standards of conduct with respect to pollution, the protection of human health or the environment, or the release, emission, discharge, generation, use, storage, transportation or disposal of, or exposure to, pollutants, contaminants or hazardous or toxic materials, substances or wastes.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that none of the 2018 Convertible Senior Notes, the 2021 Convertible Senior Notes or any Permitted Refinancing Convertible Bond Indebtedness of the Borrower shall constitute an Equity Interest by virtue of being convertible into capital stock of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under “common control” with the Borrower within the meaning of Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

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“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (as defined in Section 4241 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Assets” means (i) Solar Energy Systems and products related thereto and components thereof (including any real property interests associated therewith), Equity Interests in Non-Recourse Subsidiaries, services or accounts receivable or sales of joint venture enterprises in each case related to Solar Energy Systems, (ii) damaged, worn-out or obsolete assets (including the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole), (iii) inventory (including semiconductor wafers, modules, trackers, inverters and other products that the Borrower and its Subsidiaries manufacture and/or sell in the ordinary course of business), (iv) non-exclusive licenses and sublicenses and licenses and sublicenses with regional exclusivity by the Borrower or any of its Subsidiaries of software or intellectual property or other IP Rights, (v) a transfer of assets between or among the Borrower and its Subsidiaries, (vi) an issuance of Equity Interests by a Subsidiary of the Borrower to the Borrower or to a Subsidiary of the Borrower, (vii) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; (viii) the granting of Liens not prohibited by Section 7.01, (ix) Equity Interests in SSL TopCo, (x) Equity Interests in YieldCo or YieldCo Intermediate, (xi) any assets permitted to be Disposed of by Section 7.02(n), Section 7.05(h)(iii) or Section 7.17, (xii) the Sherman Real Estate, and (xii) Cash or Cash Equivalents.
“Excluded Hedge Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Related Swap Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Related Swap Contract (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation under a Related Swap Contract but for such Guarantor’s failure to constitute an “eligible contract participant”. If a Swap Obligation under a Related Swap Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Related Swap Contract that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

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“Excluded Subsidiary” means, as of any date, (a) any Immaterial Subsidiary and (b) any Non-Recourse Subsidiary.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding Tax that (i) is imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto or designates a new Lending Office (including FATCA) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
“Existing Commitments” has the meaning specified in Section 2.14(c).
“Existing Credit Agreement” has the meaning specified in the Recitals hereto.
“Existing Letters of Credit” means the Existing Letters of Credit (BofA), the Existing Letters of Credit (DB) (Roll-Over) and the Existing Letters of Credit (DB) (Cash Collateralized). In the event any Existing Letter of Credit (DB) (Roll-Over) is issued with a Subsidiary of the Borrower as the applicant, the Borrower agrees that it is liable for such Letter of Credit as primary obligor under this Agreement as if it were issued with the Borrower as the applicant for the account of a Subsidiary.
“Existing Letters of Credit (BofA)” means each letter of credit described on Schedule 1.01(a)(1).
“Existing Letters of Credit (DB) (Cash Collateralized)” means each letter of credit described on Schedule 1.01(a)(2) and, in the case of a letter of credit indicated on Schedule 1.01(a)(2), only a portion thereof indicated on Schedule 1.01(a)(2) with respect to such letter of credit shall constitute an Existing Letter of Credit (DB) (Cash Collateralized) hereunder.
Existing Letters of Credit (DB) (Roll-Over) means each letter of credit described on Schedule 1.01(a)(3) and, in the case of a letter of credit indicated on Schedule 1.01(a)(3), only a portion thereof indicated on Schedule 1.01(a)(3) with respect to such letter of credit shall constitute an Existing Letter of Credit (DB) (Roll-Over) hereunder.
“Extended Commitments” has the meaning specified in Section 2.14(c).
“Extended Maturity Date” has the meaning specified in Section 2.14(a).
“Extension” has the meaning specified in Section 2.14(a).
“Extension Amendment” has the meaning specified in Section 2.14(f).

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“Extension Offer” has the meaning specified in Section 2.14(a).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted under Section 7.01.
“First-Tier Foreign Subsidiary” means a Foreign Subsidiary whose Equity Interests are owned directly, in whole or in part, by the Borrower or a Domestic Subsidiary.
“Foreign IP Rights” means patents, trademarks, copyrights or other intellectual property of any Loan Party that is created, registered or applied-for in any jurisdiction other than the U.S.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States and each political subdivision thereof shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are in effect on the date of this Agreement, consistently applied.
“Goldman Sachs” means Goldman Sachs Bank USA, and its successors.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions

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of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, each Person who is or becomes a party to the Guaranty (including by execution of a Guaranty Joinder Agreement pursuant to Section 6.13 or otherwise) as a guarantor.
“Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit G, and including each Guaranty Joinder Agreement entered into in connection therewith, whether pursuant to Section 6.13 or otherwise.
“Guaranty Joinder Agreement” means a joinder to the Guaranty Agreement, in form and substance satisfactory to the Administrative Agent.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“Immaterial Subsidiary” means, as of any date, any Subsidiary (i) whose total assets, together with the assets of all other Subsidiaries that are Immaterial Subsidiaries, as of that date, are less than $100,000,000, and (ii) whose total revenues, together with the revenues of all other Subsidiaries that are Immaterial Subsidiaries, for the most recently ended 12-month period, are less than $100,000,000.
“Increase Effective Date” has the meaning specified in Section 2.17(d).

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including Indebtedness under the Convertible Senior Notes;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;

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(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and other similar accrued expenses in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other similar entity in which the liability of owners of Equity Interests is limited to their Equity Interest in such entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (ii) exclude Permitted Equity Commitments, Permitted Project Undertakings, Permitted Deferred Acquisition Obligations and Solar Project Contractual Obligations. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For the avoidance of doubt, the Borrower’s obligations under any 2018 Convertible Notes Call Transaction, any 2021 Convertible Notes Call Transaction and any Permitted Refinancing Call Transaction shall not constitute Indebtedness.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Purchasers” means the several initial purchasers named in that certain Purchase Agreement, dated as of December 12, 2013, relating to the sale of the 2018 Convertible Senior Notes and the 2021 Convertible Senior Notes.
“Intercompany Note” means a promissory note substantially in the form of Exhibit H evidencing Indebtedness owed among Loan Parties and their Subsidiaries.
“Interest Payment Date” means, as to any US Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance (other than for purposes of determining the Net Joint

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Venture Investment Amount), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but deducting therefrom (A) the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment, and (B) the profit component of any payments received by the Borrower, directly or indirectly, pursuant to a Contractual Obligation entered into in connection with such Investment; provided that (i) "profit component" shall mean Cash in excess of the cost of property sold, licensed, contributed or otherwise transferred, as applicable, by the Borrower, directly or indirectly, pursuant to a Contractual Obligation in connection with such Investment (with non-exclusive licenses with regional exclusivity of IP Rights being deemed to have no cost for purposes of such calculation) and (ii) such profit component shall only be deducted when actually received in Cash by a Loan Party. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Solar Project Contractual Obligations made by the Borrower or a Subsidiary that is in each case party to such Solar Project Contractual Obligation pursuant to which such Person owns, operates, develops or constructs one or more Solar Energy Systems shall be deemed to constitute an Investment.
“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C-BA Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C-BA Borrowing in accordance with its Applicable Percentage. All L/C-BA Advances shall be denominated in Dollars.
“L/C-BA Borrowing” means an extension of credit resulting from (i) a drawing under any Letter of Credit (other than an Acceptance Credit) or (ii) a payment of a Bankers’ Acceptance upon presentation, in each case which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C-BA Borrowings shall be denominated in Dollars.
“L/C-BA Credit Extension” means, with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C-BA Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuers under all then outstanding Bankers’ Acceptances, plus the aggregate of all Unreimbursed Amounts, including all L/C-BA Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section

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1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Issuer” means, as the context may require, (a) Wells Fargo, in its capacity as issuer of Letters of Credit and Bankers' Acceptances issued by it hereunder after the Closing Date (“Primary L/C Issuer”), (b) Deutsche Bank AG New York Branch, solely in its capacity as issuer of the Existing Letters of Credit (DB) (Roll-Over), (c) any Additional L/C Issuer, or (d) collectively, all of the foregoing. For the avoidance of doubt, references to “L/C Issuer” in Section 10.01 and Section 10.06 shall have the meaning specified in clause (d) of the foregoing sentence.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender Counterparty” means a Lender, an Arranger or the Administrative Agent or an Affiliate of a Lender, an Arranger or the Administrative Agent counterparty to a Swap Contract with a Loan Party or a party to an arrangement for the delivery of treasury management services to a Loan Party, as applicable (including a Person that was a Lender, an Arranger or the Administrative Agent or an Affiliate of any of the foregoing on the Closing Date or on the date such Person entered into such Swap Contract or an arrangement for the delivery of treasury management services but subsequently ceased to be a Lender, an Arranger or the Administrative Agent or an Affiliate of any of the foregoing, as the case may be); provided, that at the time of entering into such Swap Contract or arrangement, such Lender, Arranger or Administrative Agent or Affiliate of such Lender, Arranger or Administrative Agent was not a Defaulting Lender. None of the foregoing Persons shall be deemed a Lender Counterparty with respect to a Swap Contract or an arrangement for the delivery of treasury management services unless and until such Person delivers a notice to the Administrative Agent in the form of Exhibit J.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any Existing Letter of Credit (DB) (Roll-Over) and any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.
“Letter of Credit-BA Deadline” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit-BA Expiration Date” means the day that is 180 days after the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); provided that if any Letter of Credit remains outstanding on the Letter of Credit-BA Deadline, the Borrower shall either (i) Cash Collateralize the maximum face amount of all such Letters of Credit or (ii) deliver to the L/C Issuer a “back-to-back” letter of credit relative to the Letter of Credit from an issuer and in form and substance reasonably satisfactory to the L/C Issuer in its sole discretion.

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“Letter of Credit-BA Fee” has the meaning specified in Section 2.03(h).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Liquid Investments” means (a) cash and Cash Equivalents on the balance sheet of the Borrower and its Subsidiaries, and (b) freely-tradable short-term and long-term Investments of the Borrower and its Subsidiaries which are redeemable for cash by the holder thereof in not more than three Business Days, but excluding any Investments in equity securities of any Person or in any fund or investment vehicle that invests in equity securities of any Person.
“Liquidity Amount” means, as of any date of measurement thereof, (A) the aggregate amount (measured at the market value thereof on such date in Dollars, using the applicable Spot Rate on such date with respect to any amounts valued in a currency other than Dollars) of all Liquid Investments on such date, but excluding therefrom any Liquid Investment that is (i) restricted from payment to the Administrative Agent or any Person in satisfaction of the Obligations in any manner, or (ii) otherwise not readily available to the Borrower in cash (including any amounts held by a Subsidiary which may not be dividended, loaned or otherwise distributed to the Loan Parties (directly or indirectly) without a prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equity holders) plus (B) the amount by which the Aggregate Commitments exceed the Outstanding Amount of the Loans and L/C-BA Obligations on such date (it being understood and agreed that any Liquid Investments that is included in the Liquidity Amount pursuant to and in accordance with the foregoing terms of this definition will not be excluded therefrom solely because it is earmarked as “Cash for Construction Projects” on the books and records of the Borrower).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.
“Loan Documents” means this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), the Security Documents, each Issuer Document, the Perfection Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Agent or any Lender in connection with the Loans made and transactions contemplated by this Agreement.
“Loan Parties” means, collectively, the Borrower, each Guarantor and each Person that grants a Lien on Collateral pursuant to any Security Document.
“Margin Stock” has the meaning given to such term in Regulation U issued by the FRB.
“Material Adverse Effect” means any or all of the following: (i) a material adverse change in, or a material adverse effect upon, the business, operations, properties, assets, liabilities or financial condition of, when used with reference to the Borrower and/or any of its Subsidiaries, the Borrower and its Subsidiaries, taken as a whole, or when used with reference to any other Person, such Person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party; (iii) any material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; (iv) any material adverse effect on the legality, validity, effectiveness or enforceability, as against any Loan Party, of any of the Loan Documents to

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which it is a party or (v) any material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender or any Secured Party under any Loan Document.
“Material Contract” has the meaning specified in Section 6.15.
“Material Subsidiary” means, as of any date, any Subsidiary that is not an Immaterial Subsidiary. Each Subsidiary that is a Material Subsidiary on the Closing Date is listed on Schedule 1.01(e).
“Maturity Date” means, except to the extent extended pursuant to Section 2.14, the third anniversary of the Closing Date; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Mortgage” means any mortgage, charge, hypothec, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on real property (or any interest in real property) of a Loan Party, including any amendment, modification, restatement, replacement and/or supplement thereto or thereof.
“Mortgaged Properties” means those real properties listed on Schedule 1.01(b) which are designated as Mortgaged Properties and any real property in which a Mortgage is granted pursuant to any Security Document.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller's indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with such covered loss or taking, including income taxes payable as a result of any gain recognized in connection therewith, and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans)

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that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such covered loss or taking.
“Net Joint Venture Investment Amount” means as of the last date of any fiscal quarter, an amount equal to (a) the sum of (1) any repayments, interest, returns, profits, distributions, dividends, income and similar amounts actually received by the Borrower or any of its Subsidiaries in cash in respect of the Investment in Section 7.02(o) and (2) $100,000,000 minus (b) the Investments made by the Borrower or its Subsidiaries under Section 7.02(o).
“New Subsidiary” has the meaning specified in Section 6.13.
“Non-Consenting Lender” has the meaning specified in Section 10.13.
“Non-Defaulting Lender” means, at any time, each Lender that is not at such time a Defaulting Lender.
“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, Guarantee or otherwise) to the Borrower or any other Loan Party other than recourse (i) to any Equity Interest in such Non-Recourse Subsidiary owned by a Loan Party, (ii) by virtue of rights of such Non-Recourse Subsidiary under a Solar Project Contractual Obligation assigned to such creditor, which rights may be exercised pursuant to such Solar Project Contractual Obligation against the Borrower or any other Loan Party that is in each case party to such Solar Project Contractual Obligation as the owner, operator, developer or construction company of the applicable Solar Energy Systems, (iii) pursuant to Permitted Project Undertakings or Permitted Equity Commitments or (iv) pursuant to Specified Surety Bonds.
“Non-Recourse Subsidiary” means:
(a) any Subsidiary of the Borrower that (i) (x) is the owner and/or operator of one or more Solar Energy Systems, (y) is the lessee or borrower in respect of Non-Recourse Project Indebtedness financing one or more Solar Energy Systems, and/or (z) develops or constructs one or more Solar Energy Systems, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the development or operation of such Solar Energy Systems for which it was formed and (iii) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness, and
(b) any Subsidiary that (i) is the direct or indirect owner of all of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the development or operation of the Solar Energy Systems for which it or its Subsidiaries was formed and (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness.
Each Subsidiary that is a Non-Recourse Subsidiary on the Closing Date is listed on Schedule 1.01(d).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.
“Notice of Default” means any written notice delivered by the Administrative Agent or the Required Lenders of a failure by the Borrower or any other Loan Party to perform or observe any applicable term, covenant or agreement under this Agreement or any other Loan Document, which such notice shall be identified as a “notice of default” and shall reference the clause of Section 8.01 to which it relates.

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“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (or other relevant document in the case of Related Credit Arrangements) or otherwise with respect to any Loan, Letter of Credit, Bankers’ Acceptance or Related Credit Arrangement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; and (ii) with respect to any L/C-BA Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C-BA Obligations on such date after giving effect to any L/C-BA Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C-BA Obligations as of such date, including as a result of any reimbursements by the Borrower of amounts paid under Bankers’ Acceptances or Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 10.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“Pasadena Real Estate” means the real property located at 3000 N. South Street, Pasadena, Texas.
“PATRIOT Act” has the meaning specified in Section 4.01(f).
“PBGC” means the Pension Benefit Guaranty Corporation as defined in Subtitle A of Title IV of ERISA.

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“Perfection Certificate” means a certificate in the form of Exhibit I or any other form reasonably approved by the Administrative Agent and the Borrower, as the same shall be supplemented from time to time.
“Performance Guaranties” means (a) Performance Letters of Credit that do not constitute Letters of Credit and (b) Specified Surety Bonds.
“Performance Guaranty Limit” means $300,000,000.
“Performance Letter of Credit” means any direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments that, in any such case, secure the performance of bids, trade contracts, solar incentive reservations, utility queue interconnection positions and leases (in each case not constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.
“Permitted Real Estate Lien” means, in the case of the Pasadena Real Estate and the Sherman Real Estate, Liens described in clauses (a), (d), (g), (i) and (j) of Section 7.01; provided, however, that if a Mortgage is delivered under paragraph 2 of Schedule 6.17, on the date such Mortgage is delivered, Permitted Real Estate Liens means only those Liens that are (i) identified on a schedule to the applicable Mortgage and/or (ii) excepted as being prior to the Lien of such Mortgage as set forth in the title policy relating to such Mortgaged Property issued to the Administrative Agent by the applicable title company, provided that such Liens are otherwise permitted by Section 7.01 and the applicable Mortgage.
“Permitted Deferred Acquisition Obligation” means an obligation of the Borrower or any of its Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions; provided that, with respect to each such acquisition to which Section 7.02(g)(v) applies, at the time the Borrower or such Subsidiary undertakes such obligations (i) the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(a) (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b)) and (ii) the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (determined on the basis of the Liquidity Amount as of the date of measurement).
“Permitted Equity Commitments” means obligations of the Borrower or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any Guarantee by the Borrower or any of its Subsidiaries of such obligations) in connection with a Solar Energy System owned, operated, developed, constructed or financed by such Non-Recourse Subsidiary as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted by Section 7.02.
“Permitted Project Undertakings” means Guarantees by the Borrower or any of its Subsidiaries of Solar Project Contractual Obligations.
“Permitted Refinancing Call Transaction” means one or more call or capped call option transactions (or substantively equivalent derivative transactions) on the Borrower’s common stock purchased by Borrower in connection with an issuance of Permitted Refinancing Convertible Bond Indebtedness (each, a “Permitted Refinancing Hedge Transaction”) and, if applicable, one or more call option or warrant transactions (or substantively equivalent derivative transactions) on the Borrower’s common stock sold by Borrower substantially concurrently with any such purchase (each, a “Permitted Refinancing Warrant Transaction”); provided that the purchase price for the Permitted Refinancing Hedge Transactions plus any net amounts received upon termination of 2018 Convertible Notes Call Transaction and any 2021 Convertible Notes Call Transaction related to the convertible notes being refinanced, less the proceeds from

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the sale of the Permitted Refinancing Warrant Transactions does not exceed the net proceeds received by the Borrower from such Permitted Refinancing Convertible Bond Indebtedness (after proceeds from such Permitted Refinancing Convertible Bond Indebtedness are used to repay the Indebtedness being refinanced and all transactional expenses (other than such purchase price) in connection therewith).
“Permitted Refinancing Convertible Bond Indebtedness” means any Refinancing Convertible Bond Indebtedness to the extent permitted under Section 7.02(l).
“Permitted Refinancing Hedge Transaction” has the meaning specified in the definition of the term “Permitted Refinancing Call Transaction”.
“Permitted Refinancing Warrant Transaction” has the meaning specified in the definition of the term “Permitted Refinancing Call Transaction”.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that (a) the Borrower or any ERISA Affiliate maintains, sponsors, contributes to, has an obligation to contribute to or has made contributions to at any time during the immediately preceding six years and (b) is subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA or Title IV of ERISA.
“Platform” has the meaning specified in Section 6.02.
“Pledge and Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit F, and including each Pledge and Security Agreement Joinder entered into in connection therewith, whether pursuant to Section 6.13 or otherwise.
“Pledge and Security Agreement Joinder” means a joinder to the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.
“Prepayment Notice” has the meaning specified in Section 2.05(i).
“Prime Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.
“Public Lender” has the meaning specified in Section 6.02.
“Refinancing Convertible Bond Indebtedness” has the meaning specified in Section 7.02(l).
“Register” has the meaning specified in Section 10.06(c).
“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, shareholders, members, employees, agents, sub-agents, trustees, controlling persons and advisors of such Person and of such Person’s Affiliates.

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“Related Swap Contract” means all Swap Contracts to or for the benefit of any Loan Party that are entered into or maintained with a Lender Counterparty.
“Related Treasury Management Arrangements” means all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender Counterparty.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Committed Borrowing, a deemed request for a Committed Borrowing of US Base Rate Loans pursuant to Section  2.03(c)(i) and (b) with respect to an L/C-BA Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C-BA Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C-BA Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Restricted Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary in accordance with Section 6.19, such subsidiary shall be included in the definition of “Restricted Subsidiary” for as long as it remains a subsidiary of the Borrower.
“Revaluation Date” means, with respect to any Letter of Credit or Bankers’ Acceptance, each of the following: (i) each date of issuance of a Letter of Credit or a Bankers’ Acceptance denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require (it being understood that Wells Fargo’s practice for such date with respect to Letters of Credit is each Friday and the last Business Day of each month).

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“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
“Security Documents” means, collectively, the Pledge and Security Agreement, the Mortgages, any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement, and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower, any Subsidiary or other Person shall grant or convey to the Administrative Agent a Lien in (or perfect such Lien in), or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document.
“Sherman Real Estate” means the real property located at 6416 South Highway 75, Sherman, TX 75091 (which is noted as 6800 South U.S. Highway 75 on the survey, designated as Job 11072, dated May 26, 2011 and last revised on June 9, 2011, by Ringley & Associates, Inc.).
“Solar Energy System” means a solar energy generating installation or a hybrid energy generating installation that utilizes both solar power and an alternative fuel source, in each case whether commercial or residential in nature.
“Solar Project Contractual Obligation” means, as to the Borrower or any Subsidiary, any Contractual Obligation of such Person under power purchase agreements, renewable energy credit purchase contracts, tax indemnities, operation and maintenance agreements, development contracts, construction contracts, management services contracts, warranties, and other similar ordinary course contracts entered into in connection with such Person owning, operating, developing or constructing (but not financing) one or more Solar Energy Systems.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Indebtedness” means any unsecured Indebtedness that is expressly subordinated to the prior payment in full in cash of the Obligations on customary subordination terms (including without limitation, any such Indebtedness that is convertible into or exchangeable for Equity Interests (other than any Disqualified Equity Interest))

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of the Borrower, so long as (i) no such Indebtedness shall be guaranteed by any Subsidiary of a Loan Party other than such Subsidiaries that are Guarantors of the Obligations, (ii) such Indebtedness shall have a maturity date not earlier than a date that is 180 days after the Latest Maturity Date, (iii) such Indebtedness shall be subject to financial and other covenants, if any, that are no more restrictive than the covenants contained in this Agreement and (iv) the terms and conditions of such Indebtedness are otherwise reasonably satisfactory to the Administrative Agent.
“Specified Payment Test” means, at any time with respect to mandatory prepayments pursuant to Section 2.05(h), immediately after giving pro forma effect to such mandatory prepayment, (i) the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (such compliance to be determined on the basis of the Liquidity Amount as of the date of measurement) and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such prepayment or would result therefrom.
“Specified Surety Bonds” means surety bonds issued for the account of the Borrower or one or more of its Subsidiaries, including, without limitation, one or more Non-Recourse Subsidiaries; provided that the aggregate amount at any time outstanding of all such surety bonds described above, when added to all other Performance Guaranties, does not exceed the Performance Guaranty Limit. The amount of any Specified Surety Bond shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Specified Surety Bond is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit or Bankers’ Acceptance denominated in an Alternative Currency.
“SSL TopCo” means SunEdison Semiconductor Pte. Ltd., a private limited company organized under the law of the Republic of Singapore.
“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Subsidiary” means, except as provided in the immediately next sentence, a Restricted Subsidiary of the Borrower. For purposes of Sections 5.09, 5.12, 5.13, 6.01(a), 6.01(b), 6.09 and Section 7.17 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries which are subsidiaries of the Borrower.
“Sun Edison” means Sun Edison LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.
“SunEdison International” means SunEdison International, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, any 2018 Convertible Notes Call Transaction, any 2021 Convertible Notes Call Transaction and any Permitted Refinancing Call Transaction shall not constitute a Swap Contract.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, any 2018 Convertible Notes Bond Hedge Transaction, any 2021 Convertible Notes Bond Hedge Transaction and any Permitted Refinancing Hedge Transaction, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable (a) for any date on or after the date such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable, have been closed out and termination value(s) determined in accordance therewith, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to taxes or penalties applicable thereto.
“Threshold Amount” means $20,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C-BA Obligations.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.
“US Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus ½ of 1%. Any change in the US Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

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“US Base Rate Loan” means a Loan that bears interest based on the US Base Rate. All US Base Rate Loans shall be denominated in Dollars.
“Unfunded Pension Liability” means the excess of the current value of a Plan’s “benefit liabilities” under Section 4001(a)(16) of ERISA (based on the assumptions used for purposes of Statement No. 87 (as amended by Statement No. 158) of the Financial Accounting Standards Board) for the applicable plan year, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 or 430 of the Code or Section 302 or 303 of ERISA for such plan year.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means (i) YieldCo and YieldCo Intermediate and each of their subsidiaries (including any Non-Recourse Subsidiary that becomes a subsidiary of YieldCo and/or YieldCo Intermediate, at which time such subsidiary shall cease to be a Non-Recourse Subsidiary hereunder and become an Unrestricted Subsidiary) and (ii) SSL TopCo and each subsidiary of SSL TopCo. Each Unrestricted Subsidiary in existence on the Closing Date is listed on Schedule 1.01(c).
“Wells Fargo” means Wells Fargo Bank, National Association.
“Yen” and “¥” mean the lawful currency of Japan.
“YieldCo” means SunEdison Yieldco, Inc., a Delaware corporation, a subsidiary of the Borrower formed for the purpose of directly or indirectly owning subsidiaries that own and operate Alternative Fuel Energy Systems, with the Borrower providing specified support services to such Person and/or its subsidiaries for a fee, and for the purpose of divesting a portion of the Equity Interests in such Person in an initial public offering, with the intent that such Person will pay quarterly dividends to the holders of its Equity Interest after such initial public offering.
“YieldCo Holdings” has the meaning specified in Section 7.02(r).
“YieldCo Intermediate” means SunEdison Yieldco LLC, a Delaware limited liability company, a subsidiary of the Borrower and the parent company of one or more subsidiaries that own and operate Alternative Fuel Energy Systems.
“2018 Convertible Notes Call Transaction” means call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with the issuance of the 2018 Convertible Senior Notes from certain Initial Purchasers (or their affiliates) (each a “2018 Option Counterparty” and, collectively, the “2018 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2018 Option Counterparty, the purchase price for which the Borrower paid to the 2018 Option Counterparties in full on December 20, 2013 (each, a “2018 Convertible Notes Bond Hedge Transaction”), and warrant transactions relating to the Borrower’s common stock sold by Borrower to the respective 2018 Option Counterparties substantially concurrently with such purchase pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and

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each applicable 2018 Option Counterparty, all of the proceeds of which sale the Borrower received from the 2018 Option Counterparties on December 20, 2013 (each, a “2018 Convertible Notes Warrant Transaction”).
“2018 Convertible Notes Bond Hedge Transaction” has the meaning specified in the definition of the term “2018 Convertible Notes Call Transaction”.
“2018 Convertible Notes Warrant Transaction” has the meaning specified in the definition of the term “2018 Convertible Notes Call Transaction”.
“2018 Convertible Senior Notes” means the 2.00% convertible senior notes due October 1, 2018 in an aggregate principal amount of $600,000,000 issued by the Borrower on December 20, 2013.
“2018 Convertible Senior Notes Indenture” means the Indenture, dated as of December 20, 2013, by and between Borrower and Wilmington Trust, National Association, as Trustee, governing and pursuant to which the 2018 Convertible Senior Notes are issued.
“2018 Refinancing Convertible Bond Indebtedness” has the meaning specified in Section 7.02(l).
“2018 Option Counterparty” and “2018 Option Counterparties” have the meanings specified in the definition of the term “2018 Convertible Notes Call Transaction”.
“2021 Convertible Notes Call Transaction” means call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with an issuance of the 2021 Convertible Senior Notes from certain Initial Purchasers (or their affiliates) (each a “2021 Option Counterparty” and, collectively, the “2021 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2021 Option Counterparty, the purchase price for which the Borrower paid to the 2021 Option Counterparties in full on December 20, 2013 (each, a “2021 Convertible Notes Bond Hedge Transaction”), and warrant transactions relating to the Borrower’s common stock sold by Borrower to the respective 2021 Option Counterparties substantially concurrently with such purchase pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2021 Option Counterparty, all of the proceeds of which sale the Borrower received from the 2021 Option Counterparties on December 20, 2013 (each, a “2021 Convertible Notes Warrant Transaction”).
“2021 Convertible Notes Bond Hedge Transaction” has the meaning specified in the definition of the term “2021 Convertible Notes Call Transaction”.
“2021 Convertible Notes Warrant Transaction” has the meaning specified in the definition of the term “2021 Convertible Notes Call Transaction”.
“2021 Convertible Senior Notes” means the 2.75% convertible senior notes due January 1, 2021, in an aggregate principal amount of $600,000,000 issued by the Borrower on December 20, 2013.
“2021 Convertible Senior Notes Indenture” means the Indenture, dated as of December 20, 2013, by and between Borrower and Wilmington Trust, National Association, as Trustee, governing and pursuant to which the 2021 Convertible Senior Notes are issued.

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“2021 Refinancing Convertible Bond Indebtedness” has the meaning specified in Section 7.02(l).
“2021 Option Counterparty” and “2021 Option Counterparties” have the meanings specified in the definition of the term “2021 Convertible Notes Call Transaction”.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    For the purposes of calculating the amount of any Investment permitted hereunder among the Borrower and its Subsidiaries resulting from a series of related transactions occurring on a substantially concurrent basis, such amount shall be deemed to be the aggregate amount of such Investments outstanding (but without duplication) after giving effect to all such substantially concurrent related transactions, and such related transactions shall not be prohibited notwithstanding anything herein to the contrary so long as the Investment in the ultimate recipient is permitted hereunder.
1.01    Accounting Terms. %3. Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(i)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
1.02    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.03    Exchange Rates; Currency Equivalents. (a) The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the L/C Issuer.
(a)    Wherever in this Agreement in connection with a Committed Borrowing or the issuance, amendment or extension of a Letter of Credit or Bankers’ Acceptance, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing or Letter of Credit or Bankers’ Acceptance is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
1.04    Additional Alternative Currencies. (a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely

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transferable and convertible into Dollars. Such request shall be subject to the approval of the L/C Issuer, which approval shall not be unreasonably withheld, conditioned or delayed; it being understood and agreed that, as of the Closing Date, Wells Fargo, as the L/C Issuer, has approved the following currencies with respect to the issuance of Letters of Credit by Wells Fargo: Euro, Japanese Yen, Canadian Dollars, New Shekel, Pound Sterling, Indian Rupee, Thai Baht, Mexican Peso, Chilean Peso, United Arab Emirates Dirham, Australian Dollars, South African Rand, Kuwaiti Dinar, South Korean Won, Swiss Franc, Malaysian Ringgit, Singapore Dollar, New Taiwan Dollar, Chinese Yuan, Brazilian Reais, Saudi Arabian Riyal, Turkish Lira and Indonesian Rupiah.
(a)    Any such request shall be made to the L/C Issuer not later than 1:00 p.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the L/C Issuer in its sole discretion). The L/C Issuer shall notify the Borrower and the Administrative Agent, not later than 1:00 p.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
(b)    Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the L/C Issuer consents to the issuance of Letters of Credit in such requested currency, the L/C Issuer shall so notify the Borrower and the Administrative Agent, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit or Bankers’ Acceptance issuances.
1.05    Change of Currency.
(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07    Letter of Credit Amounts.
(a)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to

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be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(b)    Existing Letters of Credit (BofA) shall be disregarded for purposes of financial ratios and financial calculations under this Agreement as long as back-to-back Letters of Credit have been issued hereunder in respect of such letters of credit, and Existing Letters of Credit (DB) (Cash Collateralized) shall be disregarded for purposes of financial ratios and financial calculations under this Agreement as long as such letters of credit are cash collateralized as permitted by Section 7.01(t).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, as and to the extent required by Section 2.03(c) in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C-BA Obligations, shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans and L/C-BA Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iv) each Committed Loan shall be due and payable in full within seven (7) Business Days of receipt by the Borrower from the L/C Issuer of the notice required by Section 2.03(c)(i). Committed Loans are US Base Rate Loans.
2.02    [Reserved].
2.03    Letters of Credit and Bankers’ Acceptances.
(c)    The Letter of Credit-BA Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit-BA Deadline, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below; (2) to honor drawings under the Letters of Credit; and (3) with respect to Acceptance Credits, to create Bankers' Acceptances in accordance with the terms thereof and hereof, and (B) the Lenders severally agree to participate in Letters of Credit and Bankers' Acceptances issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that (A) after giving effect to any L/C-BA Credit Extension with respect to any Letter of Credit or Bankers' Acceptance, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C-BA Obligations shall not exceed such Lender's Commitment and (z) the aggregate Outstanding Amount of all L/C-BA Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (B) as to Acceptance Credits, the Bankers' Acceptance created or to be created thereunder shall not be an eligible bankers' acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. § 372); provided, further, that, notwithstanding anything else to the contrary in this Agreement or in any other Loan Document, the maximum aggregate face amount of all Letters of Credit and Bankers’ Acceptances issued under this

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Agreement and outstanding at any given time shall not exceed the Aggregate Commitments as of the time of issuance.. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C-BA Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit (DB) (Roll-Over) shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    The L/C Issuer shall not issue any Letter of Credit or Bankers’ Acceptance, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;
(B)    the maturity date of any Bankers’ Acceptance issued under any such requested Acceptance Credit would occur earlier than 30 or later than 120 days from the date of issuance or later than 60 days before the Letter of Credit-BA Expiration Date, unless the Required Lenders and the Administrative Agent have approved such expiry date; or
(C)    the expiry date of such requested Letter of Credit, or the maturity date of any Bankers’ Acceptance issued under such requested Acceptance Credit, would occur after the Letter of Credit-BA Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit or any related Bankers’ Acceptance, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit or related bankers’ acceptances generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve, liquidity or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit or any related Bankers’ Acceptance would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or the creation of any related Bankers’ Acceptance would cause the L/C Issuer to exceed the maximum amount of outstanding bankers’ acceptances permitted by applicable law;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit or related Bankers’ Acceptance is in an initial stated amount less than $100,000;

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(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit or related Bankers’ Acceptance is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
(F)    a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral in accordance with Section 2.15, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender as to either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C-BA Obligations as to which the L/C Issuer has such actual or potential risk, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

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(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit and Bankers’ Acceptances issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit and Bankers’ Acceptances issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit and Bankers’ Acceptances as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(d)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall

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be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. Immediately upon the creation of each Bankers’ Acceptance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Bankers’ Acceptance in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Bankers’ Acceptance.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit-BA Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(e)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents, under such Letter of Credit, or any presentation for payment of a Bankers’ Acceptance, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit or Bankers’ Acceptance denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit or Bankers’ Acceptance denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers’ Acceptance to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers’ Acceptance to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the

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Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable, and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the applicable L/C Issuer shall promptly notify the Administrative Agent thereof and upon receiving such notice, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing or payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit or Bankers’ Acceptance denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of US Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Committed Loan that is a US Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of US Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C-BA Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C-BA Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C-BA Borrowing and shall constitute an L/C-BA Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or L/C-BA Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers’ Acceptance, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C-BA Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers’ Acceptances, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans (other than deemed L/C-BA Borrowings pursuant to Section 2.03(c)(iii)) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. No such making of an L/C-BA Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment

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made by the L/C Issuer under any Letter of Credit or Bankers’ Acceptance, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C-BA Advance in respect of the relevant L/C-BA Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(f)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit or Bankers’ Acceptance and has received from any Lender such Lender’s L/C-BA Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(g)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers’ Acceptance, and to repay each L/C-BA Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit or Bankers’ Acceptance, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated

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hereby or by such Letter of Credit or Bankers’ Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit or Bankers’ Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers’ Acceptance;
(iv)    any payment by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers’ Acceptance, that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(h)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers’ Acceptance, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers’ Acceptance, Issuer Document or Acceptance Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Bankers’ Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential

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or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and nonappealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers’ Acceptance presented for payment in strict compliance with its terms and conditions. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers’ Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(i)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(j)    Letter of Credit-BA Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit-BA Fee (the “Letter of Credit-BA Fee”) for each Letter of Credit and each Bankers’ Acceptance equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit or the maximum stated amount of such Bankers’ Acceptance, as the case may be; provided that, during such time that any Lender is a Defaulting Lender, then such Defaulting Lender shall not receive (and the Borrower shall not be obligated to pay to such Defaulting Lender) a Letter of Credit-BA Fee. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit-BA Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance (as the case may be), on the Letter of Credit-BA Deadline and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit-BA Fees shall accrue at the Default Rate.
(k)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit and each Bankers’ Acceptance, at the rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit or Bankers’ Acceptance, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be (x) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance, as applicable, on the Letter of Credit-BA Deadline and thereafter on demand and (y) computed on a quarterly basis in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to

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letters of credit and bankers’ acceptances as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(m)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04    [Reserved].
2.05    Prepayments.
(a)    The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment of Committed Loans that are US Base Rate Loans; and (iii) any prepayment of Committed Loans that are US Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    [Reserved]
(c)    If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C-BA Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C-BA Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
(d)    If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Loans and L/C-BA Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateralize L/C-BA Obligations in an aggregate amount sufficient to reduce such Outstanding Amount of Loans and L/C-BA Obligations denominated in Alternative Currencies as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C-BA Obligations pursuant to this Section 2.05(d) unless,

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after the prepayment in full of the Loans, the Outstanding Amount of the L/C-BA Obligations denominated in Alternative Currencies exceeds the Alternative Currency Sublimit then in effect.
(e)    No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrower shall apply 100% of the Net Asset Sale Proceeds received to make prepayments in accordance with Section 2.05(h); provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $100,000,000, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to use such Net Asset Sale Proceeds for permitted acquisitions, Capital Expenditures or otherwise reinvest such Net Asset Sale Proceeds in other assets that are not classified as current assets, in each case, (x) that are used or useful in the business of the Borrower and its Subsidiaries and (y) that comprise Collateral to the extent such property or asset sold or otherwise Disposed of was Collateral, within one year of receipt of such Net Asset Sale Proceeds (subject to, if the Borrower or the applicable Subsidiary enters into a binding commitment to reinvest such proceeds not later than the end of such one-year period with the good faith expectation that such proceeds will be applied to satisfy such reinvestment commitment within 180 days, an extension for a period of up to an additional 180 days from the end of such one-year period).
(f)    No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall apply 100% of the Net Insurance/Condemnation Proceeds received to make prepayments in accordance with Section 2.05(h); provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination which are not used or committed to repair, restore or replace the affected assets do not exceed $50,000,000, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds in other long term assets, in each case, (x) that are useful in the business of the Borrower and its Subsidiaries and (y) that comprise Collateral to the extent such property or asset lost, taken or sold or otherwise Disposed of was Collateral, within one year of receipt thereof (subject to, if the Borrower or the applicable Subsidiary enters into a binding commitment to reinvest such proceeds not later than the end of such one-year period with the good faith expectation that such proceeds will be applied to satisfy such reinvestment commitment within 180 days, an extension for a period of up to an additional 180 days from the end of such one-year period).
(g)    On the date of receipt by the Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.03), the Borrower shall apply an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, to make prepayments in accordance with Section 2.05(h)(ii).
(h)    (i) Mandatory prepayments pursuant to clause (e) or (f) of this Section 2.05 shall be applied in the following order of priority so long as, immediately after giving pro forma effect to such prepayment, the Specified Payment Test is met:
(A)     pro rata to prepay that portion of the Obligations constituting unpaid principal of the Loans and L/C-BA Borrowings, and
(B)    the balance, if any, following the payment in full of such Obligations to be retained by the Borrower.

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(ii)    Mandatory prepayments pursuant to (1) clause (e) or (f) of this Section 2.05 if immediately after giving pro forma effect to such prepayment, the Specified Payment Test is not met or (2) clause (g) of this Section 2.05, shall be applied in the following order of priority:
(C)    pro rata to prepay that portion of the Obligations constituting unpaid principal of the Loans and L/C-BA Borrowings;
(D)    pro rata to Cash Collateralize that portion of L/C-BA Obligations composed of the aggregate undrawn amount of Letters of Credit and the maximum amount of all Bankers' Acceptances then outstanding (with no corresponding permanent reduction in any Lender's Commitment), provided, that if any amount is used to Cash Collateralize L/C-BA Obligations pursuant to this subpart (D) because clause (i) of the definition of the term “Specified Payment Test” is not met, such amount will be released and returned to the Borrower if the Compliance Certificate with respect to the last day of the fiscal quarter of the Borrower which immediately follows the posting of such amount as Cash Collateral demonstrates compliance with Section 7.11 and no Default or Event of Default shall have occurred and be continuing at the time such Compliance Certificate is delivered;
(E)    the balance, if any, to permanently reduce pro rata the Lenders' Commitments under this Agreement; and
(F)    the balance, if any, following the pro rata reduction of the Lenders' Commitments under this Agreement to be retained by the Borrower.
(i)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment required to be made pursuant to clause (e), (f) or (g) of this Section 2.05 at least five (5) Business Days (or such shorter time agreed to by the Administrative Agent in its discretion) prior to the date of such prepayment (a “Prepayment Notice”). Each such Prepayment Notice shall contain a certificate of a Responsible Officer (A) demonstrating the calculation of the amount of the applicable net proceeds (or reasonable good faith estimate thereof), (B) either specifying the projected date of such prepayment (which in no event shall be after the date of prepayment required pursuant to Section 2.05(e) or (f), as applicable) or notice of the Borrower's intent to exercise its option to reinvest such amounts as provided under Sections 2.05(e) and (f), as applicable and (C) provide a reasonably detailed calculation of the amount of such prepayment (or reasonable good faith estimate thereof). The Administrative Agent will promptly notify each Lender of the contents of such Prepayment Notice and of such Lender's pro rata share of the applicable prepayment. In the event that the Borrower shall subsequently determine that the actual amount received exceeded or was less than the amount set forth in such certificate, the Borrower shall promptly deliver a supplemental Prepayment Notice to the Administrative Agent, which, in addition to the requirements of the initial Prepayment Notice with respect to such mandatory prepayment, shall contain a certificate of a Responsible Officer demonstrating the derivation of such excess or shortfall. The procedures described in this Section 2.05(i) with respect to the making of such prepayment shall be followed with respect to such excess.
2.06    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such smaller or different amount if such reduction is being made as a corresponding permanent reduction of the Aggregate Commitments in connection with a mandatory prepayment made pursuant to Section 2.05(e) or Section 2.05(f)), (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total

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Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit exceeds the amount of the Aggregate Commitments, the Alternative Currency Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Subject to subpart (iv) of the first sentence of this Section, the amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans. The Borrower shall repay the Loans as required by Section 2.01(iv) and, on the Maturity Date, the Borrower shall repay the aggregate principal amount of Committed Loans made to the Borrower outstanding on such date.
2.08    Interest. (a) Subject to the provisions of subsection (b) below, each US Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the US Base Rate plus the Applicable Rate.
(a)    %3.    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

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(iv)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the Default Rate to the fullest extent permitted by applicable Laws.
(v)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(b)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (a “Commitment Fee”) in Dollars equal to 0.50% per annum times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C-BA Obligations; provided that, during such time that any Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive (and the Borrower shall not be obligated to pay to such Defaulting Lender) any Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.
(b)    In addition to certain fees described in subsections (h) and (i) of Section 2.03, Borrower shall pay to Agents such other fees in the amounts and at the times separately agreed upon. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for US Base Rate Loans (other than if determined by reference to the Federal Funds Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, and all computations of interest for US Base Rate Loans if determined by reference to the Federal Funds Rate shall be made on the basis of a year of 360 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt. %3. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative

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Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
(a)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback. %3. General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(a)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(b)    [Reserved].

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(c)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans or to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(d)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C-BA Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C-BA Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C-BA Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), or (z) any collateral obtained by the L/C Issuer in connection with arrangements made to address the risk with respect to a Defaulting Lender.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14    Extensions of Loans.
(a)    Borrower may from time to time, pursuant to the provisions of this Section 2.14, agree with one or more Lenders holding Commitments to extend the maturity date and to provide for other terms consistent with this Section 2.14 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by Borrower to all Lenders that is proposed to be extended under this Section 2.14, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Commitments of each Lender) and on the same terms to each such Lender. In connection with each Extension, Borrower will provide notification to the Administrative Agent (for distribution to the Lenders), no later than 30 days prior to the maturity of the applicable

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Commitments to be extended of the requested new maturity date for the extended Commitments (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.14.
(b)    After giving effect to any Extension, the Commitments so extended shall cease to be a part of the class of Commitments that they were a part of immediately prior to the Extension and shall be a new class of Commitments hereunder (each, a “Class”); provided that at no time shall there be more than three different Classes of Commitments; provided further, that (i) all borrowings and all prepayments of Commitment Loans shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments, until the repayment of the Committed Loans attributable to the non-extended Commitments on the relevant Maturity Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Bankers’ Acceptance as between the Commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Commitments has occurred, (iii) no termination of Extended Commitments and no repayment of extended Committed Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the existing Committed Loans and Existing Commitments (or all Existing Commitments of such Class and related existing Committed Loans shall have otherwise been terminated and repaid in full) and (iv) with respect to Letters of Credit and Bankers’ Acceptances, the Maturity Date with respect to the Commitments may not be extended without the prior written consent of the Primary L/C Issuer. If the Total Outstandings exceeds the Aggregate Commitments then in effect as a result of the occurrence of the Maturity Date with respect to any Class of Commitments while an extended Class of Commitments remains outstanding, Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.
(c)    The consummation and effectiveness of each Extension shall be subject to the following:
(i)    no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;
(ii)    the Commitments of any Lender extended pursuant to any Extension (“Extended Commitments”) shall have the same terms as the Class of the Commitments subject to the related Extension Amendment (“Existing Commitments”); except (A) the final maturity date of any Extended Commitments of a Class to be extended pursuant to an Extension shall be later than the Latest Maturity Date at the time of such Extension, and the weighted average life to maturity of any Extended Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the Class of Existing Commitments subject to the Latest Maturity Date at the time of such Extension; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Commitments; (C) the revolving credit commitment fee rate with respect to the Extended Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) no reduction of any Extended Commitments or repayment of related Loans shall be permitted unless such reduction or repayment is accompanied by an

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at least pro rata reduction or repayment of all earlier maturing Commitments or Loans (including previously extended Commitments or Loans) (or all earlier maturing Commitments or Loans (including previously extended Commitments or Loans) shall otherwise be or have been terminated and repaid in full); (E) the Extended Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Commitments; and (F) the other terms and conditions applicable to Extended Commitments may be terms different than those with respect to the Existing Commitments so long as such terms and conditions only apply after the Latest Maturity Date; provided further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Primary L/C Issuer and and Borrower, to give effect to the provisions of this Section 2.14, including any amendments necessary to treat the applicable Commitments of the extending Lenders as a new “Class” of commitments hereunder; provided however, no Extension Amendment may provide for any Class of Extended Commitments to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Commitments;
(iii)    all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;
(iv)    a minimum amount in respect of such Extension (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) shall be satisfied; and
(v)    no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a date of the applicable Credit Extension being deemed to be references to the Extension on the applicable date of such Extension), and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of Borrower.
(d)    For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.13 and Section 10.01 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.14, including to any payment of interest or fees in respect of any Extended Commitments that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitment Loans of any other Class, in each case as is set forth in the relevant Extension Offer.
(e)    No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 10.13; provided, however, that if so requested by Borrower in an Extension Offer, Required Lenders may approve an amendment to have such Lenders be deemed Non-Consenting Lenders and subject to the terms and conditions of Section 10.13.
(f)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Commitments created pursuant to an Extension, in each case on terms consistent with this Section 2.14. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.14 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Required Lenders and

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shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, (i) the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Loan Document that the Administrative Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent) and (ii) Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.01.
(g)    Promptly following the consummation and effectiveness of any Extension, Borrower will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.
2.15    Cash Collateral.
(a)    (A) Upon the request of the Administrative Agent, if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit or made any payment under any Bankers’ Acceptance and such drawing has resulted in an L/C-BA Borrowing, or (B) if, as of the Letter of Credit-BA Deadline, any L/C-BA Obligation for any reason remains outstanding and the L/C Issuer is not at such time satisfied that a “back-to-back” letter of credit as described in part (ii) of the proviso to the definition of Letter of Credit-BA Expiration Date has been or is being delivered, the Borrower shall, in each case, immediately Cash Collateralize 102.5% of the then Outstanding Amount of all L/C-BA Obligations. In addition, if at any time there is a Defaulting Lender and the L/C Issuer has any amount of fronting risk with respect to any outstanding Letter of Credit, the Borrower shall, promptly upon demand by the Administrative Agent, deliver to the Administrative Agent additional Cash Collateral in an amount sufficient to reduce the risk to the L/C Issuer from such Defaulting Lender to zero; provided that Cash Collateral shall not be required to be deposited in such situation if the Borrower and the L/C Issuer mutually agree to the application of Section 2.16(a) in lieu thereof so long as such Section is at such time capable of application pursuant to its terms. If the Administrative Agent determines that Cash Collateral is subject to any prior right or claim of any Person other than the Administrative Agent as herein provided, such Cash Collateral shall be deemed not to have been delivered as required hereby, and the Borrower shall deliver additional Cash Collateral to meet the requirements hereof.
(b)    The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(c)    Sections 2.03, 2.05, 2.16 and 8.02 set forth certain additional requirements or options to deliver Cash Collateral hereunder.
(d)    All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the L/C Issuer of the Letters of Credit being Cash Collateralized. The Borrower hereby grants to, and subjects to the control of, the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, a security

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interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing.
(e)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, or 8.02 in respect of Letters of Credit or Bankers’ Acceptances shall secure and be held and applied to the satisfaction of the specific L/C-BA Obligations or obligations to fund participations therein (including any interest accrued on such obligation) for which the Cash Collateral or other credit support was so provided, prior to any other application of such property as may be provided for herein.
2.16    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    During any period in which there is any Defaulting Lender as to which the L/C Issuer has not received Cash Collateral pursuant to Section 2.03, then for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Applicable Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of any Defaulting Lender; provided that, (i) each reallocation shall be given effect only if, at the initial date thereof, no Default or Event of Default shall have occurred and be continuing and the conditions set forth in Section 4.02 are satisfied at such time; and (ii) in all cases, the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of such Lender minus (2) the sum of (x) the aggregate Outstanding Amount of the Committed Loans of such Lender, plus (y) such Lender’s Applicable Percentage of the Outstanding Amount of all other L/C-BA Obligations (prior to giving effect to such reallocation). At all times that a reallocation exists under this clause (a), any measurement of any Lender’s “Applicable Percentage” of the Outstanding Amount of L/C-BA Obligations shall be computed by giving effect hereto,

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including in connection with computing the limitations on making Loans and issuing Letters of Credit contained in Sections 2.01, and 2.03(a)(i).
(b)    Without limiting the requirement in Section 2.15(a) that the L/C Issuer must consent to the acceptance of a reallocation in accordance with clause (a) above in lieu of Cash Collateral, if any reallocation provided in clause (a) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent Cash Collateralize such Defaulting Lender’s Applicable Percentage (computed after application of the reallocation set forth in clause (a) above, if any, the “Post-Reallocation Applicable Percentage”) of such L/C-BA Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such L/C-BA Obligations are outstanding.
(c)    If the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Post-Reallocation Applicable Percentage of the L/C-BA Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s Post-Reallocation Applicable Percentage of such L/C-BA Obligations during the period such Defaulting Lender’s Post-Reallocation Applicable Percentage of such L/C-BA Obligations is Cash Collateralized.
(d)    If the Applicable Percentage of the L/C-BA Obligations of the Non-Defaulting Lenders is reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.03(h) shall be adjusted in accordance with such reallocation.
(e)    If any portion of any Defaulting Lender’s Applicable Percentage of the L/C-BA Obligations is neither Cash Collateralized pursuant to Section 2.03 or Section 2.15 nor reallocated pursuant to clause (a) above, then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit-BA Fees payable under Section 2.03(h) with respect to that portion of such Defaulting Lender’s Applicable Percentage of the L/C-BA Obligations not reallocated or Cash Collateralized shall be payable to the L/C Issuer until such portion of such Applicable Percentage of the L/C-BA Obligations is Cash Collateralized and/or reallocated.
(f)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer pursuant to Section 2.03; fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s risk with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(a)(iii)(F); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to

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Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.16(a). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.03 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(g)    In the event and on the date that each of the Administrative Agent, the Borrower, the L/C Issuer agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(h)    No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any Lender that is not a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(i)    So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no fronting risk after giving effect thereto.
2.17    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $135,000,000 less any increase in the Aggregate Commitments pursuant to Section 2.17(g) hereof; provided that (i) any such request for an increase shall be in a minimum amount of $20,000,000, (ii) the Borrower may make a maximum of five such requests, and (iii) any increased amount of the Aggregate Commitments provided pursuant to this Section 2.17 shall be on the same terms and conditions, and subject to the same interest rates and fees, as the Aggregate Commitments outstanding before any such increase, as reasonably determined by the Administrative Agent, except that closing fees of up to 3.0% of such increased amount of Aggregate Commitments may be paid to the Lenders and Eligible Assignees providing such increased amount of Aggregate Commitments. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

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(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. No Lender shall have any obligation to increase its Commitment and any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (1) a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) the Borrower is in pro forma compliance with Section 7.11(a) (determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b)), and (C) no Default exists; (2) any legal opinions, documents reaffirming guarantees or grants or perfection of security interests, amendments to mortgages or other security documents as may be reasonably requested by the Administrative Agent; (3) updates to any items described in Section 4.01(b) as may be reasonably requested by the Administrative Agent; and (4) such other documents as may be reasonably requested by the Administrative Agent in connection with any such increase in Aggregate Commitments, including without limitation any joinder or amendment documents necessary or advisable in the reasonable discretion of the Administrative Agent to effectuate such increase. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
(g)    March, 2014 Increases. Provided that there exists no Default and notwithstanding any other provision in this Section 2.17 to the contrary, upon notice to the Administrative Agent, the Borrower may from time to time prior to March 31, 2014 request one or more increases in the Aggregate Commitments by an amount (for all such requests) not exceeding $135,000,000 less any increase in the Aggregate Commitments made prior to such date pursuant to

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Section 2.17(a) hereof. Any such increases shall be made by Eligible Assignees that become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and shall be subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld). The Administrative Agent shall promptly notify the Borrower and the Lenders of the effective date of any such increases (which shall be determined by the Administrative Agent and the Borrower). As a condition precedent to any such increase, Borrower shall (i) deliver such documents as may be reasonably requested by the Administrative Agent in connection with any such increase in Aggregate Commitments and (ii) pay a closing fee of up to 3.0% of such increased amount of Aggregate Commitments paid to the Eligible Assignees providing such increased amount of Aggregate Commitments.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. %3. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(i)    If a Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Loan Party or Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Party or Administrative Agent, as may be relevant, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(ii)    If a Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c)    Tax Indemnifications. %3. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(i)    Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) and Section 3.01(e) below shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation. %3. Each Lender and the L/C Issuer shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable,

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the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. In addition, any Lender and the L/C Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A) or 3.01(e)(ii)(B)(I)-(IV) below) shall not be required if in the Lender's or L/C Issuer’s judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.
(v)    Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower on behalf of the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of previously delivered forms or the request of the Borrower on behalf of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I)    executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)    executed originals of IRS Form W-8ECI,
(III)    executed originals of IRS Form W-8IMY and all required supporting documentation,
(IV)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

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(V)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(vi)    If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or L/C Issuer has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(vii)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(viii)    The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant

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Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
3.02    [Reserved].
3.03    [Reserved].
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(vii)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;
(viii)    subject the Administrative Agent, any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any participation in a Letter of Credit made by it, or change the basis of taxation of payments to the Administrative Agent, such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
(ix)    impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or Bankers’ Acceptance (or of maintaining its obligation to participate in or to issue any Letter of Credit or Bankers’ Acceptance), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent, such Lender or the L/C Issuer, the Borrower will pay to the Administrative Agent, such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Liquidity and Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

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(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

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(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND CREDIT EXTENSIONS
4.01    Conditions Precedent to the Closing Date. The effectiveness of this Agreement and the agreement of each Lender and L/C Issuer to make the Credit Extensions requested to be made on the Closing Date is subject to the satisfaction of, or waiver in accordance with Section 10.01, prior to or concurrently with the making of such Credit Extensions on the Closing Date of the following conditions precedent (unless characterized as post-closing obligations pursuant to Section 6.17 and set forth on Schedule 6.17):
(a)    The Administrative Agent’s receipt of executed counterparts of this Agreement and the Guaranty, each of which shall be originals or telecopies or .pdf format files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date and each in form and substance satisfactory to the Administrative Agent and each of the Lenders;
(b)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or .pdf format files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and the Arrangers:
(ii)    executed counterparts of the Pledge and Security Agreement duly executed by each Loan Party, together with:
(A)    (i) certificates representing the Pledged Equity referred to therein (including, without limitation, certificates representing the issued and outstanding Equity Interests in SSL TopCo owned by the Borrower and SunEdison International not to exceed 65% of all of the issued and outstanding Equity Interest in SSL TopCO and certificates representing all of the issued and outstanding Equity Interests in YieldCo and YieldCo Intermediate owned by the Borrower), accompanied by undated stock powers executed in blank in the case of certificated Pledged Equity and (ii) evidence that the Administrative Agent shall have “control” (for purposes of the UCC), in any other possessory collateral pursuant to the Pledge and Security Agreement such that the Secured Parties shall have a perfected First Priority Lien therein;
(B)    a Perfection Certificate duly executed by Responsible Officers of each Loan Party dated the Closing Date and the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.01 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent,

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(C)    proper financing statements, either duly filed on or before the day of the initial Credit Extension or in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge and Security Agreement, covering the Collateral described in the Pledge and Security Agreement,
(D)    evidence of the completion of all actions required pursuant to the Pledge and Security Agreement with respect to the attachment, perfection, and protection of priority of security interests in the Collateral, including without limitation any actions required pursuant to Section 4.3 of the Pledge and Security Agreement with respect to IP Rights and pursuant to other provisions of the Pledge and Security Agreement with respect to securities, instruments, deposit accounts and securities accounts, and including all other actions, recordings and filings of or with respect to the Collateral or the Pledge and Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and
(E)    evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge and Security Agreement has been taken;
(iii)    with respect to each of the Mortgaged Properties:
(D)    executed counterparts of the Mortgage on such parcel of Mortgaged Property, and evidence that a counterpart of the Mortgage has been delivered to be either recorded or registered in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a legal, valid and enforceable First Priority perfected mortgage, charge, hypothec, deed of trust or deed to secure debt lien on each Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, securing the Obligations (and with respect to Mortgaged Properties leased by the Borrower, or the applicable Loan Party, as tenant, together with landlord consents, if required pursuant to the lease relating to such leased Mortgaged Property and assurances, in form and substance reasonably satisfactory to the Administrative Agent);
(E)    if requested by the Administrative Agent, proper fixture filings under the UCC or notices of security interest under the UCC for filing under the UCC in the appropriate jurisdiction in which the parcel of Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties;
(F)    an opinion of counsel in the state in which such parcel of Mortgaged Property is located and an opinion of counsel in the jurisdiction of formation of the Loan Party entering into the relevant Mortgage, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent;
(G)    a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to Mortgaged Properties located in the United States or equivalent determination in any other jurisdiction with respect to each parcel of Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or the applicable Loan Party, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area);

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(H)    title insurance policies with respect to each Mortgaged Property and the related surveys from 2011;
(I)    a Phase I environmental assessment with respect to each Mortgaged Property in form and substance and by an environmental engineering firm acceptable to the Administrative Agent; and
(J)    such other information, documentation, and certifications as may be reasonably required by the Administrative Agent;
(iv)    Notes executed by the Borrower in favor of each Lender requesting Notes;
(v)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(vi)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation and (x) in the case of the Borrower, also in California, New York, Oregon, Missouri, New Hampshire and Washington, (y) in the case of MEMC Pasadena, Inc., a Guarantor, also in Louisiana, and (z) in the case of Sun Edison, a Guarantor, also in California, Oregon, Massachusetts, Colorado, Maryland, Texas and New Jersey;
(vii)    a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;
(viii)    a certificate of a Responsible Officer of the Borrower:
(A)    either (x) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required;
(B)    certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
(C)    certifying that (x) there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (y) there is no claim or proceeding initiated that purports or seeks to adversely affect this Agreement, any other Loan Document or any other material aspect of the transactions contemplated hereby;
(D)    certifying that the Borrower and its Subsidiaries as of the Closing Date, after giving effect to the Loans to be made and the Letters of Credit (including Existing Letters of Credit (DB) (Roll-Over)) to be issued on the Closing Date, is in compliance with Section 7.11;

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(ix)    a duly executed solvency certificate of the Chief Financial Officer (or another financial officer satisfactory to the Administrative Agent) of the Borrower in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders and confirming the representation and warranty set forth in Section 5.19;
(x)    certificates of insurance and/or other evidence, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating compliance with the insurance requirements of this Agreement;
(xi)    evidence that the Borrower and its Subsidiaries shall have (i) repaid in full all Indebtedness under the Existing Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of the Borrower and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent and Arrangers with respect to any letters of credit and bankers’ acceptances outstanding thereunder;
(xii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.
(c)    Any fees required to be paid on or before the Closing Date shall have been paid, including without limitation fees payable pursuant to Section 2.09.
(d)    The Borrower shall have paid all fees, charges and disbursements of counsel to the Agents (directly to such counsel if requested by the Agents) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents), including without limitation, title premiums, survey charges and recording taxes or fees.
(e)    Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(f)    At least 10 days prior to the Closing Date (or such shorter period agreed to by the Lenders), the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter

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required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each L/C Issuer to honor any Letter of Credit Application and of each Lender to make any Committed Loan pursuant to deemed request for a Committed Borrowing of US Base Rate Loans pursuant to Section  2.03(c)(i) is subject to the following conditions precedent:
(a)    The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.
(c)    The Administrative Agent and the L/C Issuer shall have received a Letter of Credit Application in accordance with the requirements hereof.
(d)    In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the L/C Issuer would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived in accordance with Section 10.01) on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), and in respect of Subsidiaries that are not Loan Parties, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

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5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (i) the filings referred to in Section 5.20 or otherwise required in order to perfect, record or maintain the security interests granted under the Security Documents and (ii) those that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
5.05    Financial Statements; No Material Adverse Effect.
(c)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(d)    The most recently delivered unaudited consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(e)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

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5.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property; Liens.
(b)    Each of the Borrower and each Material Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, (i) interfere with the ability of the Borrower or any Material Subsidiary, as applicable, to conduct its business as currently conducted or to utilize such real property and assets for their intended purposes or (ii) materially detract from the value of the real property. The property of the Borrower and its Material Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01. The real property of the Borrower and its Material Subsidiaries, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted).
(c)    Each of the Borrower and each Material Subsidiary has complied with all material obligations under all material leases of real property to which it is a party, and all such material leases are in full force and effect. Each of the Borrower and each Material Subsidiary enjoys peaceful and undisturbed possession under all such material leases to which it is a party.
(d)    As of the Closing Date, the Borrower has not received any written notice of any pending, nor does the Borrower have actual knowledge of any contemplated, condemnation proceeding affecting the Mortgaged Properties or any sale or Disposition thereof in lieu of condemnation.
(e)    The Mortgaged Property of the Borrower and the Material Subsidiaries is zoned in all material respects to permit the uses for which such property is currently being used. The present uses of such Mortgaged Property and the current operations of the Borrower’s and each Material Subsidiaries’ business are not in material violation in any material respect of any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws, the violation of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(f)    As of the Closing Date, none of the Borrower or any of its Material Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise Dispose of any Mortgaged Property or any interest therein. No claim has been made and remains outstanding that any of the Borrower’s or any Material Subsidiary’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect.
5.09    Environmental Compliance.
(e)    The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of any Environmental Laws, Environmental Liabilities and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower and its Subsidiaries have reasonably concluded that such Environmental Laws, Environmental Liabilities and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries are in compliance with all Environmental Laws and possess

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all permits required for its operations pursuant to any Environmental Law, and (ii) neither the Borrower nor its Subsidiaries are (A) conducting or funding any investigation, remediation, remedial action or cleanup of any Hazardous Materials or (B) subject to any pending, or to the knowledge of the Borrower, threatened actions, suits, investigations, proceedings, claims or disputes alleging that the Borrower or any of the Subsidiaries is in violation of any Environmental Law or has any Environmental Liability.
5.10    Insurance. The properties of the Borrower and its Material Subsidiaries are insured (i) with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates or (ii) through a captive insurance company permitted by Section 6.07.
5.11    Taxes. The Borrower and its Material Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Material Subsidiary thereof is party to any tax sharing agreement other than the Tax Matters Agreement that constitutes a Borrower/SSL TopCo Agreement or any tax matters agreement that constitutes a Borrower/YieldCo Agreement.
5.12    ERISA Compliance.
(f)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 302 of ERISA has been made with respect to any Plan.
(g)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(h)    Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect: %3. No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

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5.13    Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those included in the organizational chart attached as Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party (or by such other Person as indicated on such schedule) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens permitted by Section 7.01(l). As of the Closing Date, the Borrower has no material equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable. As of the Closing Date, SSL TopCo has no other subsidiaries other than those specifically disclosed on Schedule 1.01(f).
5.14    Margin Regulations; Investment Company Act.
(g)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Committed Borrowing or any drawing under any Letter of Credit will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the FRB or any other regulation thereof or to violate the Securities Exchange Act of 1934.
(h)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or a “principal underwriter” of a “registered investment company” (as such terms are defined in the Investment Company Act of 1940).
5.15    Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
5.16    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 10.02.
5.18    Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own and have retained all rights to, or otherwise possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, Internet domain names and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of

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any other Person, except for conflicts that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.19    Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
5.20    Security Documents. Until terminated in accordance with the terms thereof, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto from time to time (except for a perfection of a Lien on any Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Agent)), in favor of the Administrative Agent for the benefit of the Secured Parties referred to in the Security Documents, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Liens permitted by Section 7.01 which would not have priority over the Liens securing the Obligations other than by operation of Law and except for Liens to the extent permitted by Section 7.01(b) and pari passu Liens to the extent permitted by Section 7.01(q)); provided that all filings and recordations required hereby and by the Security Documents are properly filed and recorded. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof (other than with respect to any filings or recordings required to perfect the security interests in Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Agent) or in patents, trademarks, copyrights or other intellectual property acquired after the Closing Date). All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.
5.21    PATRIOT Act. To the extent applicable, each Loan Party and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), including the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’ Acceptance shall remain outstanding, (other than Letters of Credit and Bankers’ Acceptances as to which other arrangements satisfactory to the L/C Issuer shall have been made (which arrangements may include, in the L/C Issuer’s discretion, Cash Collateral or backstop letters of

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credit satisfactory to the L/C Issuer in an amount equal to 102.5% of the then Outstanding Amount of all L/C-BA Obligations)), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03)) cause (A) each Material Subsidiary (in the case of Sections 6.04, 6.07, 6.11, 6.13 and 6.14) and (B) each Subsidiary (in the case of Sections 6.06, 6.08, 6.09, 6.10, 6.12, 6.15 and 6.16) to:
6.01    Financial Statements. Deliver to the Administrative Agent:
(f)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, which financial statements shall include, commencing with the annual financial statement for the fiscal year ending December 31, 2014, any adjustments necessary to eliminate the assets, liabilities and results of operation of Unrestricted Subsidiaries (which may be in footnote form only) from such consolidated balance sheet and the related consolidated statements of income or operations and cash flows;
(g)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, which financial statements shall include (commencing (i) with respect to SSL TopCo and its subsidiaries, with the first quarterly financial statement to be delivered after the initial public offering of Equity Interest in SSL TopCo, and (ii) with respect to YieldCo and its subsidiaries, with the first quarterly financial statement to be delivered after the initial public offering of Equity Interest in YieldCo) any adjustments necessary to eliminate the assets, liabilities and results of operation of Unrestricted Subsidiaries (which may be in footnote form only) from such consolidated balance sheet and the related consolidated statements of income or operations and cash flows;
(h)    as soon as available, but in any event not later than 60 days following the commencement of each fiscal year of the Borrower, a consolidated budget as customarily prepared by management for its internal use, setting forth the forecasted balance sheet, income statement, operating cash flows and Capital Expenditures of the Borrower and its Subsidiaries for the period covered thereby;
(i)    concurrently with the delivery of annual and quarterly financial statements required by clauses (a) and (b) above, a reconciliation demonstrating in reasonable detail the amount of Non-Recourse Project Indebtedness of all Non-Recourse Subsidiaries.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the

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obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    [reserved];
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2013), a duly completed Compliance Certificate signed by the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower;
(c)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(f)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(g)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a list of all Subsidiaries of the Borrower; and
(h)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent on behalf of any Lender that requests delivery of such paper copies until a written request to

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cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly identified or designated as such, which may include adding the word “PUBLIC” prominently on the first page thereof; (x) by marking or otherwise identifying Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or otherwise identified or designated as suitable for distribution to Public Lenders as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03    Notices. Promptly, and in any event within 3 days thereof, notify the Administrative Agent:
(c)    when the Borrower or any Subsidiary has any knowledge of the occurrence of any Default;
(d)    when a Responsible Officer of the Borrower has knowledge of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (to the extent such matter has resulted or would reasonably be expected to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws or related to any Environmental Liabilities; or (iv) any significant adverse change in the Borrower’s or any Subsidiary’s relationship with, or any significant event or circumstance which is in the Borrower’s reasonable judgment likely to adversely affect the Borrower’s or any Subsidiary’s relationship with, (A) any customer (or related group of customers) representing more than 10% of the Borrower’s consolidated revenues during its most recent fiscal year, or (B) any supplier which is material to the operations of the Borrower and its Subsidiaries considered as an entirety;
(e)    when a Responsible Officer of the Borrower has knowledge of the occurrence of any ERISA Event;
(f)    of material Dispositions of property or incurrence of material Indebtedness (other than Non-Recourse Project Indebtedness), in each case other than in the ordinary course of business; and

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(g)    of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its and its Subsidiaries' legal existence and good standing under the Laws of the jurisdiction of its and their organization except in a transaction permitted by Section 7.04 or 7.05, except, in the case of its Subsidiaries, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks and service marks to the extent legally able to be preserved, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. (a) (i) Maintain, preserve and protect all of its material properties (other than IP Rights) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) use a standard of care no lower than that typical in the industry in the operation and maintenance of its facilities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain, preserve and protect all of its IP Rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for conflicts that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower or a captive insurance company reasonably satisfactory to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and Borrower will use commercially reasonable efforts to cause the applicable insurance policies of each Loan Party to provide for not less than 10 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which

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(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09    Compliance with Environmental Laws. Without limitation of Section 6.08:
(b)    comply with all Environmental Laws applicable to the ownership, lease or use of all real property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance or related to any Environmental Liabilities, except to the extent that such compliance with Environmental Laws or Environmental Liabilities are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP;
(c)    keep or cause to be kept all such real property free and clear of any Liens imposed pursuant to such Environmental Laws which are not permitted under Section 7.01;
(d)    neither generate, use, treat, store, release nor dispose of, nor permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any real property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, nor transport or permit the transportation of Hazardous Materials to or from any such real property other than in compliance with applicable Environmental Laws and in the ordinary course of business in a manner not reasonably expected to result in any Environmental Liabilities, except for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect; and
(e)    if required to do so under any applicable order of any Governmental Authority or pursuant to any Environmental Law, undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any real property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.
6.10    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or in the case of Foreign Subsidiaries, an accounting system that can be readily converted to GAAP) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
6.11    Inspection Rights. As to Loan Parties only, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Without limiting the generality of this Section 6.11, it is understood and agreed that a financial advisor to the Administrative Agent is a representative or an independent contractor of the Administrative Agent for all purposes of this Section 6.11.

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6.12    Use of Credit Facility. Use the Credit Extensions solely to issue the Letters of Credit or Bankers’ Acceptances or to refinance a drawing under any Letter of Credit or a payment of a Bankers’ Acceptance pursuant to Section 2.03(c).
6.13    Additional Subsidiary Guarantors and Grantors. Except in the event such Person is an Excluded Subsidiary, notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary or a First-Tier Foreign Subsidiary (the “New Subsidiary”), and within 45 days thereafter (unless such time is extended by up to 90 additional days by the Administrative Agent in its sole discretion):
(a)    if the New Subsidiary is a Domestic Subsidiary that is not an Excluded Subsidiary, cause such New Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such New Subsidiary to the Guaranty); (ii) become a party to the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Pledge and Security Agreement Joinder (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such New Subsidiary to the Pledge and Security Agreement); (iii) execute and deliver Mortgages with respect to real property (as and to the extent required pursuant to Section 6.14(b)), and such other Security Documents as the Administrative Agent may request; and (iv) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in real property (as and to the extent required pursuant to Section 6.14(b)) and the Collateral described in the Pledge and Security Agreement and any other Security Document with respect to such New Subsidiary, including the filing of Mortgages, UCC financing statements, filings related to IP Rights, and such other filings in such jurisdictions as may be required by such Mortgage or the Pledge and Security Agreement or other Security Document or by law or as may be requested by the Administrative Agent;
(b)    if any one or more Domestic Subsidiaries that own any Equity Interest in such New Subsidiary is not a Non-Recourse Subsidiary and is not at such time a Guarantor (or if YieldCo Holdings or any other new Subsidiary is formed to hold any Equity Interests in SSL TopCO, YieldCo or YieldCo Intermediate (in which case such Subsidiary must be a Domestic Subsidiary), cause each such Domestic Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such Domestic Subsidiary to the Guaranty); (ii) become a party to the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Pledge and Security Agreement Joinder (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such Domestic Subsidiary to the Pledge and Security Agreement); (iii) execute and deliver Mortgages with respect to real property (as and to the extent required pursuant to Section 6.14(b)), and such other Security Documents as the Administrative Agent may request, and (iv) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in real property (as and to the extent required pursuant to Section 6.14(b)), and the Collateral described in the Pledge and Security Agreement and any other Security Document with respect to such Domestic Subsidiary, including the filing of Mortgages, UCC financing statements, filings related to IP Rights, and such other filings in such jurisdictions as may be required by such Mortgage or the Pledge and Security Agreement or other Security Document or by law or as may be requested by the Administrative Agent;
(c)    if any Equity Interests of the New Subsidiary are owned by the Borrower or any Guarantor that is at such time a party to the Pledge and Security Agreement, cause the Borrower or such Guarantor to provide supplements, schedules and updates to the Pledge and Security Agreement to cause such Equity Interests to be pledged, or confirm the pledge thereof, in accordance with the terms of the Pledge and Security Agreement, and to deliver such filings,

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certificates, stock powers and other documents, all as are reasonably necessary or desirable to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties in such Equity Interests; and
(d)    in connection with the execution and delivery of any documents required by clauses (a) through (c) above, unless specifically covered by a prior delivery or waived by the Administrative Agent in its reasonable discretion, the New Subsidiary and each other applicable Person shall deliver to the Administrative Agent documents of the types referred to in Section 4.01(b) (other than clauses (b)(iii) and (b)(x)) including favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) through (c) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.
In addition to the foregoing, and notwithstanding any of the foregoing to the contrary, if within 180 days after completion of a Solar Energy System any Subsidiary that is (x) a Domestic Subsidiary and (y) a Material Subsidiary has not entered into (and is not otherwise restricted by) a Non-Recourse Project Indebtedness transaction, sale-leaseback or loan transaction, purchase and sale agreement or other binding financing or purchase commitment with respect to such Solar Energy System, the Borrower shall promptly inform the Administrative Agent of such fact and such Subsidiary shall at such time constitute a New Subsidiary and shall comply with the requirements of this Section for New Subsidiaries within the times provided above, with the time for such compliance beginning on the 180th day after completion of such Solar Energy System. If any such Subsidiary has become a Guarantor in accordance with this Section and later enters into, or informs the Administrative Agent that it intends to enter into, Non-Recourse Project Indebtedness, a sale-leaseback or loan transaction, purchase and sale agreement or other binding financing or purchase commitment with respect to such Solar Energy System, then the Administrative Agent shall release such Subsidiary from its Guaranty and Security Documents, and the Administrative Agent shall release the pledge of its Equity Interest by its parent, in each case to the extent the pledge of its Equity Interests or its continuing to be a Guarantor or its grant of a Lien pursuant to the Security Documents would not be permitted by the terms of such Non-Recourse Project Indebtedness, and the Administrative Agent is expressly authorized by the Lenders to take such actions as are necessary to effectuate each such release. Notwithstanding anything herein to the contrary, no Foreign Subsidiary that is a Controlled Foreign Corporation shall become a Guarantor or a Grantor (as defined in the Pledge and Security Agreement).
Notwithstanding anything in this Section 6.13 to the contrary, any Subsidiary (including any Excluded Subsidiary) that Guarantees any Indebtedness permitted pursuant to Section 7.03(h) or (l) shall also Guarantee the Obligations pursuant to the terms of this Agreement and the other Loan Documents.
6.14    Additional Collateral. %3. With respect to any property acquired after the Closing Date by any Loan Party (other than (1) any property described in paragraph (b) of this Section 6.14 and (2) any property excluded from the obligation to be made subject to a Lien pursuant to the Security Documents) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected First Priority Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Pledge and Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such property (subject to Liens permitted under Section 7.01), including the filing of filings with respect to IP Rights (other than any filings in any jurisdiction other than the U.S. to perfect a Lien on any Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Agent)), UCC financing statements, and other filings and in such jurisdictions as may be required by the Pledge and Security Agreement, other Security Documents or by law or as may be requested by the Administrative Agent.

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(a)    With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (or owned by any Person at the time it becomes a Loan Party), (a) if such Loan Party acquired such real property with the intention to construct a Solar Energy System thereon, but has not yet commenced such construction within six months of such acquisition (unless a longer period is agreed to by the Administrative Agent in its sole discretion), on such six month anniversary of such acquisition or (b) if such Loan Party did not acquire such real property with the intention to construct a Solar Energy System thereon or if such real property is owned by any Person at the time it becomes a Loan Party, within 60 days after the date of acquisition of such real property or the date such Person becomes a Loan Party, unless, in the case of each of clauses (a) and (b), a longer period is granted by Administrative Agent in its sole discretion, (i) execute and deliver a Mortgage, in favor of the Administrative Agent for the benefit of the Secured Parties, covering such real property, (ii) deliver to the Administrative Agent all information, documentation and certifications described in Section 4.01(b)(ii) with respect to such real property, and (iii) deliver to the Administrative Agent a certificate of a Responsible Officer of Borrower, affirming the representations contained in Section 5.08 with respect to such real property, except that all references to the “Closing Date” contained in Section 5.08 shall instead be construed to refer to the date of delivery of such certificate.
(b)    Notwithstanding anything to the contrary, the Borrower and each Loan Party shall be required to pledge its Equity Interests in (A) a Non-Recourse Subsidiary unless (and so long as) such pledge of such Equity Interests is prohibited by the terms of any Non-Recourse Project Indebtedness of such Non-Recourse Subsidiary, (B) YieldCo and YieldCo Intermediate and (C) SSL TopCo not to exceed sixty-five percent (65%) of the issued and outstanding Equity Interests in SSL TopCo. If the Equity Interests in any Non-Recourse Subsidiary have been pledged in accordance with this Section and such Non-Recourse Subsidiary later enters into, or informs the Administrative Agent that it intends to enter into, Non-Recourse Project Indebtedness, then the Administrative Agent shall release its Lien on the Equity Interests in such Non-Recourse Subsidiary to the extent the pledge of such Equity Interests would not be permitted by the terms of such Non-Recourse Project Indebtedness, and the Administrative Agent is expressly authorized by the Lenders to take such actions as are necessary to effectuate each such release.
6.15    Material Contracts. Perform and observe all the terms and provisions of each contract containing material Contractual Obligations, each Borrower/SSL TopCo Agreement and each Borrower/YieldCo Agreement (each a “Material Contract”) to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
6.16    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding anything to the contrary in this Agreement or in the Security Documents, neither any Loan Party nor any Subsidiary

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shall have any obligation to perfect Liens in any Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Agent).
6.17    Post-Closing Matters. The Borrower shall, and shall cause each other Loan Party to, comply with the requirements set forth on Schedule 6.17 within the time periods set forth therein (as any such period may be extended by the Administrative Agent in its sole discretion).
6.18    Lenders Meetings. The Borrower will, upon the request of Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each fiscal year to be held at the Borrower's corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.
6.19    Designation of SSL TopCo and its subsidiaries as Subsidiaries. If the initial public offering of the Equity Interests in SSL TopCo is not consummated on or before September 30, 2014, SSL TopCo and its subsidiaries will each become a Restricted Subsidiary hereunder on September 30, 2014. Within 15 Business Days following September 30, 2014,
(a) all Equity Interests in SunEdison Semiconductor, LLC, a Delaware limited liability company (“SunEdison Semiconductor USA”), shall be transferred to the Borrower so that the Borrower directly owns all issued and outstanding Equity Interests in SunEdison Semiconductor USA;
(b) SunEdison Semiconductor USA shall become a Guarantor and a party to the Pledge and Security Agreement pursuant to documents contemplated by Section 6.13 and shall take such actions and execute such documents as are necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in SunEdison Semiconductor USA’s real property and the Collateral described in the Pledge and Security Agreement and any other Security Document;
(c) SunEdison Semiconductor USA shall execute and deliver Mortgages with respect to each real property located at 501 Pearl Drive, St. Peters, Missouri; and
(d) Borrower shall provide supplements, schedules and updates to the Pledge and Security Agreement to cause all Equity Interests in SunEdison Semiconductor USA to be pledged and to deliver such filings, certificates, stock powers and other documents, all as are reasonably necessary or desirable to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties in such Equity Interests.

ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’ Acceptance shall remain outstanding (other than Letters of Credit and Bankers’ Acceptances as to which other arrangements satisfactory to the L/C Issuer shall have been made (which arrangements may include, in the L/C Issuer’s discretion, Cash Collateral or backstop letters of credit satisfactory to the L/C Issuer in an amount equal to 102.5% of the then Outstanding Amount of all L/C-BA Obligations)), the Borrower shall not, nor shall it permit any Material Subsidiary (in the case of Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.08, 7.09, 7.12, 7.13, 7.14 and 7.15) or Subsidiary (in the case of Sections 7.06, 7.07, 7.10, 7.16 and 7.17) to:

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7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(i)    Liens pursuant to any Loan Document;
(j)    Liens existing on the Closing Date (x) listed on Schedule 7.01 or (y) that do not secure or benefit obligations in excess of $250,000 individually or $10,000,000 in the aggregate, and any renewals or extensions of any of the foregoing; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except, in the case of Liens listed on Schedule 7.01, as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed other than in connection with a transaction permitted by Section 7.04, and (iv) in the case of Liens listed on Schedule 7.01, any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
(k)    Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(l)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary, and which are (i) not overdue for a period of more than 30 days after the Borrower or any Subsidiary obtained actual knowledge of such Lien or (ii) being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(m)    Liens (including pledges or deposits) to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);
(n)    deposits to secure the performance of bids, trade contracts, solar incentive reservations, utility queue interconnection positions and leases (in each case not constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(o)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, either individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect, (ii) cause a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries, considered as an entirety, as currently conducted or (iii) materially detract from the value of any material real property;
(p)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(q)    leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;
(r)    Liens arising from the rights of lessors under leases (including sale and leaseback transactions and financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided

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that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);
(s)    rights of setoff imposed by Law upon deposit of cash or securities in favor of banks, securities intermediaries, commodities intermediaries, brokers or dealers incurred in the ordinary course of business and accounts maintained with such banks, securities intermediaries, commodities intermediaries, brokers or dealers and the cash or securities in such accounts;
(t)    (A) Liens securing Indebtedness permitted under Section 7.03(f)(i); provided that such Liens do not at any time encumber any property other than the property of the applicable Non-Recourse Subsidiary owing such Indebtedness and/or Non-Recourse Subsidiaries that own and/or operate completed Solar Energy Systems and/or develop or construct one or more Solar Energy Systems financed or refinanced by such Indebtedness and the Equity Interests in Non-Recourse Subsidiaries and (B) Liens securing Indebtedness permitted under Section 7.03(f)(ii) and 7.03(i); provided that, in the case of this part (B), (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(u)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower in a transaction permitted hereby; provided that (i) such Liens were not created in contemplation of such merger, consolidation or Investment and (ii) no such Liens extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;
(v)    any Lien securing Indebtedness of a Foreign Subsidiary permitted by Section 7.03(g)(ii) so long as the aggregate outstanding principal amount of such Indebtedness secured by such Liens does not at any time exceed $40,000,000 less the amount of Indebtedness of Foreign Subsidiaries secured by Liens permitted by clause (m) above;

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(w)    licenses of intellectual property, including patents, copyrights and trademarks held by the Borrower or any of its Subsidiaries, not securing Indebtedness and not interfering in any material respect with the business of Borrower and its Subsidiaries, taken as a whole;
(x)    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(y)    Liens securing Indebtedness permitted by Section 7.03(m) as long as (i) such Liens secure such Indebtedness on a pari passu basis (but without regard to the control of remedies) with Liens securing Obligations, (ii) no such Liens are on any property or assets of Borrower or any Subsidiary other than the Collateral, and (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Arrangers;
(z)    Liens on a Non-Recourse Subsidiary's Equity Interests or assets of such Non-Recourse Subsidiary securing seller’s repurchase rights granted by the Borrower or a Subsidiary to a seller of such Non-Recourse Subsidiary in connection with an acquisition agreement for the acquisition by the Borrower or a Subsidiary of such Non-Recourse Subsidiary pursuant to which Permitted Deferred Acquisition Obligations are incurred;
(aa)    Liens granted to a buyer (who is not an Affiliate of the Borrower) of (i) renewable energy credits from a Governmental Authority, (ii) performance-based incentives from a public utility or (iii) similar credits and incentives generated by the operation of Solar Energy Systems, in each case by a Loan Party on such Loan Party’s rights and benefits under a purchase agreement pursuant to which such Loan Party purchased such credits and incentives from a Non-Recourse Subsidiary that generated them;
(bb)    cash collateralize Existing Letters of Credit (DB) (Cash Collateralized) on the Closing Date as long as the amount of such cash collateral does not exceed 105% of the aggregate face amount of the Existing Letters of Credit (DB) (Cash Collateralized); and
(cc)    additional Liens so long as the aggregate amount secured by such Liens is not in excess of $37,500,000.
7.02    Investments. Make any Investments, except:
(h)    Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

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(i)    advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(j)    any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;
(k)    (i) Investments by the Borrower and its Subsidiaries outstanding on the Closing Date and set forth on Schedule 7.02, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;
(l)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(m)    Guarantees permitted by Section 7.03;
(n)    the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, if such purchase or other acquisition is of the Equity Interest, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(g):
(i)    any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.13, if applicable;
(ii)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;
(iii)    such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

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(iv)    such purchase or other acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling Person or the Person whose Equity Interests are to be acquired, unless all of the Lenders specifically approve or consent to such purchase or other acquisition in writing;
(v)    with respect to each such purchase or other acquisition for which (x) the Acquisition Consideration equals or exceeds $50,000,000 or (y) the Acquisition Consideration, together with the Acquisition Consideration of all such purchases or other consummated prior thereto, equals or exceeds $150,000,000:
(A)    immediately after giving effect to such purchase or other acquisition, the pro forma Consolidated Leverage Ratio, determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby, shall not be greater than a ratio 0.50 lower than the Consolidated Leverage Ratio required at such time by Section 7.11(a); and
(B)    immediately after giving effect to such purchase or other acquisition, in addition to compliance with subpart (A) above), the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (such compliance to be determined on the basis of the Liquidity Amount as of the date of measurement);
(vi)    immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and
(vii)    at least ten Business Days (or such shorter period as the Administrative Agent may agree) prior to the date on which any such purchase or other acquisition to which clause (v) applied, the Borrower shall have delivered to the Administrative Agent and each Lender (x) a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in clauses (v) and (vi) above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and setting forth in reasonable detail the calculations of the Consolidated Leverage Ratio required by clause (v)(A) above and the minimum Liquidity Amount test required by clause (v)(B) above, and (y) audited (or, if the same are unavailable, unaudited) financial statements for the acquired businesses for the most recent fiscal year;
(o)    Investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other Investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(p)    Investments in EverStream Solar Infrastructure Fund I LP in an aggregate amount not to exceed $60,000,000;
(q)    Investments in Persons who are party to a Solar Project Contractual Obligation with a Subsidiary or Controlled Person; provided that such Investments shall be limited to the amount of scheduled payments payable by such Person to such Subsidiary or Controlled Subsidiary pursuant to such Solar Project Contractual Obligation;

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(r)    other Investments in Solar Energy Systems and Persons engaged in designing, developing, constructing, operating and owning Solar Energy Systems;
(s)    Investments in Swap Contracts permitted under Section 7.03;
(t)    Investments in any 2018 Convertible Notes Bond Hedge Transaction, any 2021 Convertible Notes Bond Hedge Transaction and any Permitted Refinancing Hedge Transaction; and
(u)     (i) Cash Investments in YieldCo and YieldCo Intermediate to initially capitalize YieldCo and YieldCo Intermediate in an aggregate amount not to exceed $100,000,000 as long as the proceeds of such Cash Investments are used by YieldCo or YieldCo Intermediate solely to fund purchases of Alternative Fuel Energy Systems and products related thereto and components thereof, and (ii) contributions of Non-Recourse Subsidiaries owning and operating Alternative Fuel Energy Systems and products related thereto and components thereof to the capital of YieldCo Intermediate;
(v)    Investments in a joint venture identified to the Administrative Agent prior to the Closing Date in an aggregate amount not to exceed $340,000,000 after the Closing Date so long as on the last day of the fiscal quarter immediately prior to the date of such Investment, the Net Joint Venture Investment Amount was positive and the Borrower shall have delivered to the Administrative Agent a certificate certifying as to the Net Joint Venture Investment Amount and containing the calculations thereof (in reasonable detail);
(w)    Borrower may make payments required to be made by the Borrower pursuant to the terms of any of the Borrower/SSL TopCo Agreements and any of the Borrower/YieldCo Agreements;
(x)    prior to the initial offering of the Equity Interest in SSL TopCo, cash on deposit in an account of the Borrower or its Subsidiaries may be transferred to SSL TopCo or its subsidiaries if it is determined that it belongs to SSL TopCo or any of its subsidiaries;
(y)    Borrower may form a new wholly-owned Domestic Subsidiary (“YieldCo Holdings”) to hold Equity Interests in YieldCo and may contribute YieldCo to YieldCo Holdings as long as YieldCo Holdings becomes a Loan Party and complies with the provisions of Section 6.13 (without regard to the time limits otherwise set forth therein) substantially concurrently at the time of its formation; and
(z)    other Investments not exceeding $200,000,000 in the aggregate outstanding at any time.
Notwithstanding anything to the contrary, neither Borrower nor any Subsidiary may make any Investments in any Unrestricted Subsidiary other than Investments permitted by Sections 7.02(n), 7.02(p) and 7.02(q).
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(f)    Indebtedness under the Loan Documents;
(g)    Indebtedness outstanding on the Closing Date and listed on Part C of Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor (including any Guarantees by any Subsidiaries) with respect thereto is not changed other than in connection

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with a transaction permitted by Section 7.04 between and among Subsidiaries, none of which are Guarantors, or all of which are Guarantors, prior to such transaction, and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(h)    Guarantees outstanding on the Closing Date and listed on Part A of Schedule 7.03 or incurred after the Closing Date of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided that (i) the aggregate outstanding amount of Indebtedness (other than Specified Surety Bonds) of a Subsidiary that is not a Loan Party that is Guaranteed by the Borrower or any other Loan Party after the Closing Date shall not exceed $50,000,000 at any time, and (ii) this subpart (c) shall not permit any Guarantee by the Borrower or any Subsidiary of any Indebtedness permitted by Section 7.03(b), 7.03(h) or 7.03(l), which such Indebtedness (and the Guarantees thereof) shall be governed solely by Section 7.03(b), 7.03(h) or 7.03(l), as applicable;
(i)    Indebtedness of a Subsidiary of the Borrower or SSL TopCo owed to the Borrower or a Subsidiary of the Borrower; provided (i) all such Indebtedness (other than Indebtedness of a Subsidiary of the Borrower that is not a Loan Party owing to another Subsidiary that is not a Loan Party) shall be evidenced by the Intercompany Note, and, if owed to a Loan Party, shall be subject to a first priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness (other than Indebtedness of a Subsidiary of the Borrower that is not a Loan Party owing to another Subsidiary that is not a Loan Party) shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Subsidiary that is a Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 7.02;
(j)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(k)    so long as no Default or Event of Default exists or would result from the incurrence, creation or existence thereof, Indebtedness in respect of (i) Non-Recourse Project Indebtedness of a Non-Recourse Subsidiary, and (ii) capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(l) (A) outstanding on the Closing Date and listed on Part B of Schedule 7.03 or (B) incurred after the Closing Date in an aggregate amount (for all Indebtedness described in this subpart  (ii)(B)) at any one time outstanding not to exceed $75,000,000;
(l)    Indebtedness not otherwise permitted by the foregoing clauses or clause (h) below incurred by any Subsidiary, including Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Closing Date in accordance with the terms of Section 7.02(g) (so long as such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower), in an aggregate principal amount at any time outstanding not to exceed:

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(i)    with respect to all Domestic Subsidiaries, $32,500,000;
(ii)    with respect to all Foreign Subsidiaries, the sum of (x) $32,500,000 plus (y) an additional $32,500,000 incurred or outstanding solely with respect to trade letters of credit, bankers’ acceptances, bank guaranties and similar instruments in the ordinary course of business; and
(iii)    with respect to all Subsidiaries, an additional $32,500,000 of unsecured Indebtedness (in addition to the limits set forth in subclauses (g)(i) and (g)(ii) above) of any Person that becomes a Subsidiary of the Borrower after the Closing Date in accordance with the terms of Section 7.02(g) (so long as such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);
(m)    unsecured Indebtedness, so long as (A) immediately before and immediately after giving pro forma effect to any such Indebtedness, no Default shall have occurred and be continuing, (B) immediately after giving pro forma effect to any such Indebtedness, the pro forma Consolidated Leverage Ratio, determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby and remained outstanding, shall be less than or equal to 2.50 to 1.00, (C) no such Indebtedness shall be guaranteed by any Subsidiary of a Loan Party other than such Subsidiaries that are Guarantors of the Obligations, (D) such Indebtedness shall have a maturity date not earlier than a date that is 180 days after the Latest Maturity Date, (E) such Indebtedness shall be subject to financial and other covenants, if any, that are no more restrictive than the covenants contained in this Agreement, and (F) the terms and conditions of such Indebtedness are otherwise reasonably satisfactory to the Administrative Agent; provided that the pro forma Consolidated Leverage Ratio test specified in clause (B) above shall not apply to Specified Indebtedness in an aggregate principal amount of up to $250,000,000, and in lieu thereof, (x) the Borrower shall be required to be in pro forma compliance with the Consolidated Leverage Ratio test specified in Section 7.11(a) (determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b)) and (y) the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (determined on the basis of the Liquidity Amount as of the date of measurement);
(n)    so long as no Default or Event of Default exists or would result from the incurrence, creation or existence thereof, (i) Indebtedness in respect of capital leases, in connection with a power purchase agreement with Duke Energy Carolinas, LLC, to a Subsidiary of Sun Edison for fixed or capital assets within the limitations set forth in Section 7.01(l) in an aggregate amount at any one time outstanding not to exceed $52,737,857.00, and any refinancings, refundings, renewals or extensions thereof and (ii) Guarantees by the Borrower in respect of such Indebtedness; provided that (A) the Indebtedness permitted by this clause (i) shall be governed solely by this clause, notwithstanding the applicability of other clauses to the Indebtedness permitted hereby and (B) with respect to any refinancings, refundings, renewals or extensions (1) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (2) the direct obligor is not a Loan Party and (3) the terms relating to principal amount, amortization, maturity, and collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extended Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

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(o)    Indebtedness in the form of unsecured Performance Letters of Credit that do not constitute Letters of Credit in an aggregate amount at any time outstanding, when added to all other Performance Guaranties, not to exceed the Performance Guaranty Limit;
(p)    Guarantees and other Indebtedness in respect of Specified Surety Bonds;
(q)    (A) unsecured Indebtedness under the 2018 Convertible Senior Notes and Guarantees thereof by the Guarantors, in aggregate principal amount not to exceed $600,000,000 and any refinancings, refundings, renewals or extensions thereof (including any Convertible Bond Indebtedness that is a refinancing thereof, the “2018 Refinancing Convertible Bond Indebtedness”) and (B) unsecured Indebtedness under the 2021 Convertible Senior Notes and Guarantees thereof by the Guarantors, in aggregate principal amount not to exceed $600,000,000, and any refinancings, refundings, renewals or extensions thereof (including any Convertible Bond Indebtedness that is a refinancing thereof, the “2021 Refinancing Convertible Bond Indebtedness”; and together with the 2018 Refinancing Convertible Bond Indebtedness, the “Refinancing Convertible Bond Indebtedness”); provided that in the case of any refinancings, refundings, renewals or extensions of Indebtedness described in either of the foregoing clause (A) or clause (B) (including any Refinancing Convertible Bond Indebtedness) (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (ii) the direct or any contingent obligor (including any Guarantees by any Subsidiaries) with respect thereto is not changed other than in connection with a transaction permitted by Section 7.04 between and among Subsidiaries none of which are Guarantors, or all of which are Guarantors, prior to such transaction, and (iii) the terms relating to principal amount, amortization, maturity, and other material terms taken as a whole, of any such Indebtedness refinancing, refunding, renewing or extending the applicable Convertible Senior Notes, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the applicable Convertible Senior Notes (it being understood that differences between the conversion rate of the applicable Convertible Senior Notes and the conversion rate of any applicable Refinancing Convertible Bond Indebtedness shall not be deemed to be less favorable in any material respect to the Loan Parties or the Lenders), such refinancing, refunding, renewing or extending Indebtedness shall be unsecured, and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate. No Convertible Senior Notes shall be guaranteed by any Subsidiary of a Loan Party other than such Subsidiaries that are Guarantors of the Obligations;
(r)    Indebtedness of Borrower and/or one or more of its Subsidiaries under one or more letter of credit facilities as long as the aggregate face amount of letters of credit issued under all such facilities does not exceed $150,000,000 and Borrower’s and its Subsidiaries’ obligations under such letters of credit (including their obligation to cash collateralize such letters of credit) does not exceed 105% of the face amount of the outstanding letters of credit issued pursuant to such facilities;
(s)    (i) Existing Letters of Credit (BofA) as long as back-to-back Letters of Credit have been issued hereunder in respect of such letters of credit and (ii) Existing Letters of Credit (DB) (Cash Collateralized) as long as such letters of credit are cash collateralized as permitted by Section 7.01(t); and
(t)    other Indebtedness in an amount not to exceed $50,000,000 at any one time outstanding.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

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(c)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary that is a Guarantor is merging with a Subsidiary that is not a Guarantor, the continuing or surviving Person shall either be the Guarantor or a Domestic Subsidiary that is not an Excluded Subsidiary and such Person (and, if applicable, its Domestic Subsidiaries) shall have immediately complied with the provisions of Section 6.13 (without regard to the time limits otherwise set forth therein) prior to or at the time of consummation of such transaction;

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(d)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary that is a Guarantor, then the transferee must be the Borrower, another Subsidiary that is a Guarantor, or a Domestic Subsidiary that is not an Excluded Subsidiary and such Person (and, if applicable, its Domestic Subsidiaries) shall have immediately complied with the provisions of Section 6.13 (without regard to the time limits otherwise set forth therein) prior to or at the time of consummation of such Disposition;
(e)    the Borrower and its Subsidiaries may enter into such mergers, consolidations, amalgamations and similar transactions as are reasonably necessary to consummate a purchase or other acquisition permitted by, and made in accordance with the terms of, Section 7.02(g); provided that if in any such transaction a Guarantor will be merged with or into any other Person, such Person shall be a Domestic Subsidiary that is not an Excluded Subsidiary and such Person (and, if applicable, its Domestic Subsidiaries) shall have immediately complied with the provisions of Section 6.13 (without regard to the time limits otherwise set forth therein) prior to or at the time of consummation of such transaction; and
(f)    the Borrower and its Subsidiaries may make Dispositions permitted by Section 7.05 (other than Section 7.05(e)).
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of (i) surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (ii) machinery and equipment from the Borrower or a Subsidiary to the Borrower or a Subsidiary in the ordinary course of business in connection with the management of the manufacturing facilities and operations of the Borrower and its Subsidiaries;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor or the Borrower, the transferee must be the Borrower, another Subsidiary that is a Guarantor, or a Domestic Subsidiary that is not an Excluded Subsidiary, and such Person (and, if applicable, its Domestic Subsidiaries) shall have complied with the provisions of Section 6.13 (without regard to the time limits otherwise set forth therein) prior to or at the time of consummation of such Disposition;
(e)    Dispositions permitted by Section 7.04 (other than Section 7.04(d));
(f)    (A) Disposition of Excluded Assets described in clause (i) of the defined term “Excluded Assets” to the extent each such Disposition is in the ordinary course of business and (B) Disposition of Excluded Assets described in clause (iv) of the defined term “Excluded Assets” to the extent each such Disposition is in the ordinary course of business;
(g)    Dispositions of (i) any property, land or building (including any related receivables or other intangible assets) of the Borrower or any Subsidiary to any Person which is not a Subsidiary of the Borrower, or (ii) the entire capital stock (or other Equity Interests) and Indebtedness of any Subsidiary owned by the Borrower or any other Subsidiary to any Person which is not a Subsidiary of the Borrower (including by merger or consolidation with a Person

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which is not a Subsidiary of the Borrower); provided that: (A) the consideration for such Disposition represents fair market value for such Disposition; (B) in the case of any such Disposition involving consideration in excess of $50,000,000, at least five Business Days prior to the date of completion of such Disposition the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed on behalf of the Borrower by a Responsible Officer, which certificate shall contain (1) a description of the proposed Disposition, the date such Disposition is scheduled to be consummated, the estimated purchase price or other consideration for such Disposition, (2) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such Disposition, (3) (if requested by the Administrative Agent) a certified copy of the draft or definitive documentation pertaining thereto and (4) a reasonably detailed calculation demonstrating compliance with subpart (C) below and that immediately after giving effect to such Disposition, (x) the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(a) (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Disposition had been consummated as of the first day of the fiscal period covered thereby) and (y) the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (determined on the basis of the Liquidity Amount as of the date of measurement); and (C) the aggregate amount of all assets Disposed of pursuant to this Section 7.05(g) during any fiscal year of the Borrower shall not have contributed more than 10% of Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended fiscal year; and
(h)    (i) Dispositions of Equity Interests in SSL TopCo subsequent to the initial public offering of the Equity Interests in SSL TopCo;
(ii) Dispositions of Equity Interests in YieldCo and YieldCo Intermediate subsequent to the initial public offering of the Equity Interests in YieldCo;
(iii) (A) Dispositions of YieldCo Intermediate to YieldCo, (B) Dispositions of other Non-Recourse Subsidiaries owning and operating Alternative Fuel Energy Systems and products related thereto and components thereof to YieldCo or YieldCo Intermediate and (C) contribution of YieldCo to YieldCo Holdings to the extent permitted by Section 7.02(r);
(i)    Dispositions of the Sherman Real Estate;
provided that any Disposition pursuant to this Section 7.05 shall be for fair market value (as determined by the Borrower in its reasonable judgment).

7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (other than in the case of subsection (a) below), so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(g)    Any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;
(h)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(i)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

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(j)    the Borrower may make Restricted Payments pursuant to and in accordance with its stock option, stock purchase and other benefit plans of general application to management, directors or other employees of the Borrower and its Subsidiaries, as adopted or implemented in the ordinary course of the Borrower’s business;
(k)    to the extent any cash payment and/or delivery of the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) by the Borrower in satisfaction of its conversion obligation or obligations to purchase notes for cash under the 2018 Convertible Senior Notes Indenture or the 2021 Convertible Senior Notes Indenture (and any Permitted Refinancing Convertible Bond Indebtedness thereof) constitutes a Restricted Payment, the Borrower may make such Restricted Payment to the extent permitted by Section 7.14;
(l)    the Borrower may receive cash payments and/or its common stock from the 2018 Option Counterparties pursuant to the terms of the 2018 Convertible Notes Bond Hedge Transaction;
(m)    the Borrower may receive cash payments and/or its common stock from the 2021 Option Counterparties pursuant to the terms of the 2021 Convertible Notes Bond Hedge Transaction;
(n)    the Borrower may purchase call options on the Borrower’s common stock, and receive cash payments and/or its common stock, from a dealer counterparty pursuant to the terms of any Permitted Refinancing Hedge Transaction as long as the only cash payment that Borrower may make to the dealer counterparty party to such Permitted Refinancing Hedge Transaction is the purchase price paid by the Borrower to such dealer counterparty party at the time such Permitted Refinancing Hedge Transaction is entered into and substantially concurrent with the receipt by the Borrower of the net proceeds of the Permitted Refinancing Convertible Bond Indebtedness that refinances the applicable Convertible Senior Notes;
(o)    the Borrower may settle or terminate any 2018 Convertible Notes Warrant Transaction, 2021 Convertible Notes Warrant Transaction and Permitted Refinancing Warrant Transaction (including by set-off or netting against the related 2018 Convertible Notes Bond Hedge Transaction, 2021 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, if applicable); provided that, in the case where the Borrower voluntarily elects to satisfy its exercise or settlement or termination obligations under such 2018 Convertible Notes Warrant Transaction, 2021 Convertible Notes Warrant Transaction or Permitted Refinancing Warrant Transaction, as applicable, in cash, both immediately prior and after giving effect to any such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of (x) each 2018 Option Counterparty, 2021 Option Counterparty and dealer counterparty to any Permitted Refinancing Hedge Transaction, as applicable, under the respective 2018 Convertible Notes Bond Hedge Transaction, 2021 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, as applicable, and (y) Borrower under the respective Convertible Senior Notes or Permitted Refinancing Convertible Bond Indebtedness, as applicable), (x) no Default shall exist or result therefrom and (y) immediately after giving effect to such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of (I) each 2018 Option Counterparty, 2021 Option Counterparty and dealer counterparty to any Permitted Refinancing Hedge Transaction, as applicable, under the respective 2018 Convertible Notes Bond Hedge Transaction, 2021 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, as applicable, and (II) Borrower under the respective Convertible Senior Notes or Permitted Refinancing Convertible Bond Indebtedness, as applicable), the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(a) (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such cash payment had been consummated as of the first day of the fiscal period covered thereby) and the Liquidity Amount shall be greater than

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or equal to the minimum Liquidity Amount required by Section 7.11(b) (determined on the basis of the Liquidity Amount as of the date of measurement); and
(p)    so long as no Default or Event of Default has occurred and is continuing, the Borrower may make other Restricted Payments in an aggregate amount not to exceed $25,000,000 since the Closing Date.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms at least as favorable to the Borrower and the other Loan Parties as would be obtainable by the Borrower and such other Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any Guarantor or between and among any Guarantors.
7.09    Burdensome Agreements. Enter into, incur or permit to exist or become effective any Contractual Obligation that:
(h)    limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor, to make or repay intercompany loans or advances, or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than a negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness); provided that the foregoing shall not prohibit any such limitation or restriction contained in (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (B) customary provisions restricting assignment of, or sublicensing under, any licensing agreement entered into in the ordinary course of business, (C) any agreement or instrument governing any Indebtedness of any Foreign Subsidiary of the Borrower permitted pursuant to Section 7.03, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, so long as any such restriction affects only such Foreign Subsidiary and does not in any manner affect the Borrower or any Domestic Subsidiary, (D) any Contractual Obligation of a Subsidiary of Sun Edison that is not a Guarantor so long as (i) any restriction on Liens or Guarantees does not extend to any entity or assets other than the Subsidiary that is a party to such Contractual Obligation and its assets (including its Subsidiaries that are not Guarantors) and (ii) any restriction or limitation on dividends, or the making or repayment of intercompany loans, shall only apply to such Subsidiary and its Subsidiaries and shall be taken into account in calculating the Liquidity Amount at any time, or (E) any agreement governing or evidencing Non-Recourse Project Indebtedness of a Non-Recourse Subsidiary permitted under Section 7.03(f)(i) so long as no such restriction or limitation extends to any Person other than Non-Recourse Subsidiaries; or
(i)    requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except to the extent of obligations that, individually or in the aggregate, are not material to the Borrower or any Subsidiary.
7.10    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
7.11    Financial Covenants.

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(j)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of each fiscal quarter of the Borrower, commencing with the last day of the fiscal quarter ending December 31, 2014, to be greater than 3.00 to 1.00.
(k)    Liquidity Amount. Permit the Liquidity Amount, as of the end of any fiscal quarter of the Borrower occurring on or after June 30, 2014, to be less than the lesser of (A) $400 million and (B) the sum of (i) $300 million plus (ii) the amount, if any, by which the Aggregate Commitments exceed $300 million at such time.
7.12    Amendments to Organization Documents; Borrower/SSL TopCo Agreement and Borrower/YieldCo Agreement. Amend, modify or waive any of its rights under any of its Organization Documents, Borrower/SSL TopCo Agreements and Borrower/YieldCo Agreements to the extent that such amendment, modification or waiver would be materially adverse to the interests of the Lenders.
7.13    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.
7.14    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any unsecured Indebtedness incurred pursuant to Section 7.03(h) or 7.03(l) (other than (i) as permitted pursuant to Section 7.03(l), (ii) any redemption required by Article III of the 2018 Convertible Senior Notes Indenture or Article III of the 2021 Convertible Senior Notes Indenture or by the corresponding sections of the indentures governing any Permitted Refinancing Convertible Bond Indebtedness, or (iii) pursuant to a cash settlement method to the extent required by Section 4.03(a)(iv) of the 2018 Convertible Senior Notes Indenture or Section 4.03(a)(iv) of the 2021 Convertible Senior Notes Indenture, as applicable, or by the corresponding sections of the indentures governing any Permitted Refinancing Convertible Bond Indebtedness, (y) pursuant to a “Physical Settlement” under (and as defined in) the 2018 Convertible Senior Notes Indenture or the 2021 Convertible Senior Notes Indenture, as applicable or (z) pursuant to a “Combination Settlement” under (and as defined in) the 2018 Convertible Senior Notes Indenture or the 2021 Convertible Senior Notes Indenture, as applicable, or by the corresponding sections of the indentures governing any Permitted Refinancing Convertible Bond Indebtedness, with a “Specified Dollar Amount” (as defined therein) equal to or less than $1,000); provided that, without limitation of any of clauses (i), (ii) and (iii) of the immediately preceding parenthetical:
(A) the Borrower may make cash payments and/or deliver its common stock (or other securities or property following a merger event or other change of the common stock of Borrower) in satisfaction of its conversion obligation under the 2018 Convertible Senior Notes Indenture (and any Permitted Refinancing Convertible Bond Indebtedness thereof) as long as, in the case of cash payments (other than cash payments in lieu of fractional shares), both (x) immediately prior and after giving effect to any such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of (i) each 2018 Option Counterparty and dealer counterparty to any Permitted Refinancing Hedge Transaction, as applicable, under the respective 2018 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, as applicable, and (ii) the Borrower under the respective 2018 Convertible Notes Warrant Transaction or Permitted Refinancing Warrant Transaction, as applicable), no Default shall exist or result therefrom and (y) immediately after giving effect to such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of (i) each 2018 Option Counterparty and dealer counterparty to any Permitted Refinancing Hedge Transaction, as applicable, under the respective 2018 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, as applicable, and (ii) the Borrower under the respective 2018 Convertible Notes Warrant Transaction or Permitted Refinancing Warrant Transaction, as applicable), the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(a) (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to

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Section 6.01(a) or (b) as though such cash payment had been consummated as of the first day of the fiscal period covered thereby) and the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (determined on the basis of the Liquidity Amount as of the date of measurement); and
(B) the Borrower may make cash payment and/or deliver its common stock (or other securities or property following a merger event or other change of the common stock of Borrower) in satisfaction of its conversion obligation under the 2021 Convertible Senior Notes Indenture (and any Permitted Refinancing Convertible Bond Indebtedness thereof) as long as, in the case of cash payments (other than cash payments in lieu of fractional shares), both (x) immediately prior and after giving effect to any such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of (i) each 2021 Option Counterparty and dealer counterparty to any Permitted Refinancing Hedge Transaction, as applicable, under the respective 2021 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, as applicable, and (ii) Borrower under the respective 2021 Convertible Notes Warrant Transaction or Permitted Refinancing Warrant Transaction, as applicable), no Default shall exist or result therefrom and (y) immediately after giving effect to such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of (i) each 2021 Option Counterparty and dealer counterparty to any Permitted Refinancing Hedge Transaction, as applicable, under the respective 2021 Convertible Notes Bond Hedge Transaction or Permitted Refinancing Hedge Transaction, as applicable, and (ii) Borrower under the respective 2021 Convertible Notes Warrant Transaction or Permitted Refinancing Warrant Transaction, as applicable), the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(a) (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such cash payment had been consummated as of the first day of the fiscal period covered thereby) and the Liquidity Amount shall be greater than or equal to the minimum Liquidity Amount required by Section 7.11(b) (determined on the basis of the Liquidity Amount as of the date of measurement).
7.15    Amendment of Indebtedness. Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Indebtedness set forth in Schedule 7.03, or any term or condition of any Convertible Senior Notes except for (A) any refinancing, refunding, renewal or extension thereof permitted by Section 7.03(b) or, with respect to Convertible Senior Notes, Section 7.03(l) and (B) any amendment, modification or change expressly required to be made (including adjustments to the conversion rate (howsoever defined)) pursuant to the terms of the 2018 Convertible Senior Notes Indenture as in effect on the Closing Date or the terms of the 2021 Convertible Senior Notes Indenture as in effect on the Closing Date or pursuant to similar terms of an indenture governing any Permitted Refinancing Convertible Bond Indebtedness.
7.16    Pasadena Real Estate and Sherman Real Estate.
(a) Create, incur, assume or suffer to exist any Lien upon the Pasadena Real Estate or the Sherman Real Estate other than the Permitted Real Estate Liens;
(b) Enter into, incur or permit to exist or become effective any Contractual Obligation that limits the ability MEMC Pasadena, Inc. or any other Subsidiary that owns the Pasadena Real Estate to create, incur, assume or suffer to exist Liens on the Pasadena Real Estate or that limits the ability of the Borrower or any other Subsidiary of the Borrower that owns the Sherman Real Estate to create, incur, assume or suffer to exist Liens on the Sherman Real Estate; and
(c) Dispose of the Pasadena Real Estate to the Borrower or any subsidiary other than a Subsidiary that is a Loan Party.

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Notwithstanding anything herein or any other Loan Document to the contrary, if the Administrative Agent informs the Borrower that the substance of the environmental site assessment received pursuant to paragraph 1 of Schedule 6.17 is not acceptable to the Administrative or does not respond whether the substance of such environmental site assessment is or is not satisfactory prior to April 30, 2014, paragraph 2 of Schedule 6.17 shall no longer apply to the Pasadena Real Estate or the Sherman Real Estate, as the case may be, that is the subject of such environmental site assessment and such real property shall not be required to be subject to a Mortgage.
7.17    SSL Topco IPO and YieldCo IPO. (a) SSL TopCo shall not offer any Equity Interest in SSL TopCo to the public except (i) in an initial public offering (and any separate private placement consummated concurrently with such initial public offering or promptly following the completion of such initial public offering) prior to which the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower attaching copies of each of the Borrower/SSL TopCo Agreements and certifying that each is a true, correct and complete copy of such Borrower/SSL TopCo Agreement and (ii) any public offering of such Equity Interest subsequent to such initial public offering and
(b) YieldCo shall not offer any Equity Interest in YieldCo to the public except (i) in an initial public offering prior to which the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower attaching copies of each of the Borrower/YieldCo Agreements and certifying that each is a true, correct and complete copy of such the Borrower/YieldCo Agreements and (ii) any public offering of such Equity Interest subsequent to such initial public offering.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(aa)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C-BA Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C-BA Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(bb)    Specific Covenants. Any event constituting an “Event of Default” under any other Loan Document occurs or the Borrower fails to perform or observe any term, covenant or agreement either (i) contained in any of Section 6.05, 6.11, 6.12, 6.13, 6.17 or 6.19 or Article VII, or (ii) contained in any of Section 6.01, 6.02, 6.03, 6.09(d) and such failure continues for 15 days after the earlier of (x) knowledge thereof by any Responsible Officer or (y) receipt by the Borrower of a Notice of Default with respect thereto; or
(cc)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed, and such failure continues for 30 days after the earlier of (x) knowledge thereof by any Responsible Officer or (y) receipt by the Borrower of a Notice of Default with respect thereto; or
(dd)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, in any respect) when made or deemed made; or

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(ee)    Cross-Default. (i) Other than with respect to Non-Recourse Project Indebtedness, so long as no claim with respect thereto is made against any Subsidiary other than the Non-Recourse Subsidiaries liable therefor, the Borrower or any Subsidiary (A) fails to make any payment when due after any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any Indebtedness under any of the Convertible Senior Notes) or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) to a Person other than the Borrower and its wholly-owned Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in clause (A) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be accelerated or to otherwise become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (it being understood that conversions of any 2018 Convertible Senior Notes pursuant to the terms of the 2018 Convertible Senior Notes Indenture (or of any notes pursuant to the terms of any Permitted Refinancing Convertible Bond Indebtedness thereof) or conversions of any 2021 Convertible Senior Notes pursuant to the terms of the 2021 Convertible Senior Notes Indenture (or of any notes pursuant to the terms of any Permitted Refinancing Convertible Bond Indebtedness thereof) or any redemption required by Article III of the 2018 Convertible Senior Notes Indenture or Article III of the 2021 Convertible Senior Notes Indenture or by the corresponding sections of the indentures governing any Permitted Refinancing Convertible Bond Indebtedness shall not constitute an Event of Default under this clause (i)), or such Guarantee to become payable or cash collateral in respect thereof to be provided; or (ii) there occurs under any Swap Contract (other than with respect to Non-Recourse Project Indebtedness, so long as no claim with respect thereto is made against the Borrower or any Subsidiary other than the Non-Recourse Subsidiaries liable therefor), any 2018 Convertible Notes Bond Hedge Transaction, any 2021 Convertible Notes Bond Hedge Transaction or any Permitted Refinancing Hedge Transaction, an early termination date (or such other similar term) under such Swap Contract, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable) resulting from (A) any event of default under such Swap Contract, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable) to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction and such Permitted Refinancing Hedge Transaction, as applicable, as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the $50,000,000; or
(ff)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

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(gg)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(hh)    Judgments. There is entered against any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(ii)    ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to such Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(jj)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(kk)    Liens. Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral with the priority required by the applicable Security Document, except as a result of the sale or other Disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or
(ll)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(u)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C-BA Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(v)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

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(w)    require that the Borrower Cash Collateralize the L/C-BA Obligations (in an amount equal 102.5% of the then Outstanding Amount thereof); and
(x)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or an Event of Default under Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C-BA Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C-BA Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C-BA Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit-BA Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit-BA Fees and interest on the Loans and L/C-BA Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C-BA Borrowings, (b) Cash Collateralize that portion of L/C-BA Obligations composed of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in clauses (a) and (b) held by them, (c) payment of the maximum amount of all Bankers’ Acceptances then outstanding, such payment to be for the account of the L/C Issuer (or to the extent the Lenders have theretofore funded their participations in any such Bankers’ Acceptance, ratably among such Lenders in accordance with their Applicable Percentage) and (d) payment of Obligations in respect of any amounts due under Related Credit Arrangements payable to the Lenders or the Administrative Agent and applicable Affiliates of Lenders or the Administrative Agent (and, with respect to any Related Swap Contract, any counterparty that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Closing Date or on the date such Related Swap Contract was entered into), ratably among clauses (a) through (d) of this clause Fourth in proportion to the respective amounts described in clauses (a) through (d) of this clause Fourth; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

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Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. In addition, in carrying out the foregoing, no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Hedge Obligations of such Guarantor.

ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (including, without limitation, to enter any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement on behalf of the Secured Parties). The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of such provisions. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties herewith shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(j)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(k)    shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in writing in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.01) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

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(l)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmation of the Outstanding Amount of the Loans or L/C-BA Obligations or the component amounts thereof.
9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct

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in the selection of such sub-agent. The exculpatory, indemnification and other provisions of Section 9.03 and of Section 10.04 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. No appointment hereunder shall be effective unless the Person so appointed has accepted such appointment in writing, and upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a)

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such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as otherwise explicitly set forth in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any investigation or any appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, no bookrunner, arranger, syndication agent or documentation agent (including the Syndication Agent, each Bookrunner and each Arranger) shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C-BA Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(l)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C-BA Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(m)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
Anything contained in any of the Loan Documents to the contrary notwithstanding but subject in all respects to the terms and conditions of any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement, the Borrower, Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale or other disposition. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
9.10    Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations and other obligations not then payable which expressly survive termination) and the expiration or termination of all Letters of Credit and Bankers’ Acceptances (other than Letters of Credit and Bankers’ Acceptances as to which other arrangements satisfactory to the L/C Issuer shall have been made (which arrangements may include, in the L/C Issuer’s discretion, Cash Collateral or backstop letters of credit satisfactory to the L/C Issuer in an amount equal to 102.5% of the then Outstanding Amount of all L/C-BA Obligations), (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder, (iii) in connection with a release made as a result of a Subsidiary becoming a Non-Recourse Subsidiary in a transaction described in Section 6.13, (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (v) in accordance with any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(l);
(c)    to release any Guarantor from its obligations under the Guaranty if such Person either (i) ceases to be a Subsidiary as a result of a transaction permitted hereunder, or (ii) becomes a Non-Recourse Subsidiary in a transaction described in Section 6.13; and

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(d)    (i) to enter into or amend any intercreditor agreement with any representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral by Section 7.01(q) or Indebtedness that is permitted by Section 7.03 to be secured by a Lien on the Collateral ranking junior to the Lien securing the Obligations and (ii) to rely exclusively on a certificate of a Responsible Officer of the Borrower seeking to permit such Lien as to whether any such other Liens are permitted. Any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement and any amendment thereto shall be binding on the Secured Parties.
Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required under Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
No Lender or Affiliate of a Lender that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Related Credit Arrangement unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Related Credit Arrangement.
The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any all expenses incurred, unless such amounts have been indemnified by any Loan Party or the relevant Lender.
ARTICLE X
MISCELLANEOUS

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10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(g)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(h)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(i)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(j)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C-BA Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit-BA Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C-BA Borrowing or to reduce any fee payable hereunder;
(k)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(l)    amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;
(m)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(n)    release all or substantially all of the value of the Guaranty or all or substantially all of the Collateral without the written consent of each Lender, except to the extent the release of any Guarantee by any Guarantor pursuant to the Guaranty or the release of Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(o)    amend, modify or waive this Agreement or any Security Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Related Swap Contracts or the definition of “Related Swap Contract”, “Swap Contract”, “Related Credit Arrangements”, “Obligations” or “Secured Parties” (as defined in this Agreement or any applicable Security Document) in each case in a manner adverse to any party to a Related Swap Contract (other than a Loan Party) without the written consent of such party;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit or Bankers’ Acceptance issued or to be issued by it; (ii) no amendment,

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waiver or consent shall, unless in writing and signed by the Administrative Agent or any other Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or such Agent under this Agreement or any other Loan Document; and (iii) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) the outstanding principal amount of Loans and other Obligations owing to such Lender may not be reduced, other than as a result of payment thereof, without the consent of such Lender, (iii) the rate of interest specified herein applicable to any Loans of such Lender may not be reduced without the consent of such Lender except in connection with a reduction of such rate of interest applicable to all Lenders made in accordance with subpart (d) of the first proviso above (with respect to which such Defaulting Lender shall not be entitled to vote) and (iv) any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal due to such Lender may not be postponed without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary contained in this Section 10.01,

(A)    guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents including, without limitation, to amend the Security Documents to permit refinancing indebtedness that is permitted hereunder to have a Lien on the Collateral ranking junior to the Liens created by the Security Documents to become secured thereby; and

(B) Schedule 1.01(a)(2) may be amended to delete a letter of credit listed thereon and Schedule 1.01(a)(3) may be amended to add such letter of credit thereto with the consent of the Administrative Agent, the Borrower and Deutsche Bank AG New York Branch, in its capacity as issuer of such letter of credit, and without the need to obtain the consent of any Lender.

10.02    Notices; Effectiveness; Electronic Communication.
(m)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

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Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(n)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(o)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(p)    Change of Address, Etc. The Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other

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communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(q)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, the L/C Issuer, and the other Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender or other Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(g)    Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or

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waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out of pocket expenses incurred by any Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for any Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(h)    Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than anticipated profits), claims, damages, penalties (including any OFAC related penalties), liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), the syndication of the credit facilities provided for herein, any engagement letter (and any related fee letter) delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (ii) any Loan, Letter of Credit or Bankers’ Acceptance or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit or a Bankers’ Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(i)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the applicable Agent (or any such

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sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(j)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor any other Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(k)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(l)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any other Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any other Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent or applicable other Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or applicable other Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(j)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and thereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other

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than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the other Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(k)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C-BA Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(C)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(D)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of a Lender that has the same or better rating than such Lender; and

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(C)    the consent of the Primary L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of a Lender that has the same or better rating than such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Reasonably promptly after receipt thereof, the Administrative Agent shall provide to the Borrower a copy of each Assignment and Assumption that is not required to be executed by the Borrower.
(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(l)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C-BA Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and shall be binding on the Borrower and the Lenders. The Register shall be available for inspection by the Borrower and any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans), at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.06(c).
(m)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C-BA Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to

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deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower for tax purposes, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(n)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
(o)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(p)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such entity as L/C Issuer. If any L/C Issuer resigns as L/C Issuer, such retiring L/C Issuer shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers' Acceptances issued by it and outstanding, and all Bankers' Acceptances issuable under any Acceptance Credits outstanding, as of the effective date of its resignation as L/C Issuer and all L/C- BA Obligations with respect thereto (including the right to require the Lenders to make Committed Loans that are US Base Rate Loans or fund risk participations in Unreimbursed

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Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (and to other Persons authorized by a Lender, L/C Issuer or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.07) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any other Loan Party and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from any Agent or any Lender, or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Committed Loans. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agents, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

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10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to satisfaction of the conditions set forth in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent, the Lenders and the Borrower and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

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10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), (ii) any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires the consent of such Lender, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Administrative Agent and the Primary L/C Issuer require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C-BA Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, waiver, consent or release with respect to any Loan Document, the proposed replacement Lender consents to the proposed amendment, waiver, consent or release; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C-BA Obligations pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.

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(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT

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IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or its Affiliates may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18    USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”)

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other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
SUNEDISON, INC., as the Borrower

By: /s/ Brian Wuebbels
Name: Brian Wuebbels
Title: Authorized Officer

Signature Page to Credit Agreement

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and a Lender

By: /s/ Ronnie Basra
Name: Ronnie Basra
Title: Vice President

Signature Page to Credit Agreement

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GOLDMAN SACHS BANK USA, as Joint Lead Arranger, Joint Bookrunner, Joint Syndication Agent and a Lender

By: /s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

Signature Page to Credit Agreement

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MIHI LLC, as a Lender

By: /s/ Stephen Mehos
Name: Stephen Mehos
Title: Authorized Signatory

By: /s/ Katherine Mogg
Name: Katherine Mogg
Title: Authorized Signatory

Signature Page to Credit Agreement

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MACQUARIE CAPITAL (USA) INC., as Joint Bookrunner

By: /s/ Stephen Mehos
Name: Stephen Mehos
Title: Sr. Managing Director

By: /s/ Ariel Jankelson
Name: Ariel Jankelson
Title: SVP

Signature Page to Credit Agreement

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and L/C Issuer

By: /s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By: /s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

Signature Page to Credit Agreement

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THE ROYAL BANK OF SCOTLAND PLC., as a Lender

By: /s/ Tyler J. McCarthy
Name: Tyler J. McCarthy
Title: Director

Exhibit J
1

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CITICORP NORTH AMERICA INC., as a Lender

By: /s/ Anita Brickell
Name: Anita Brickell
Title: Vice President

Signature Page to Credit Agreement

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